UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

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☐  Soliciting Material Pursuant to §240.14a-12

MERCER INTERNATIONAL INC.
(Name of Registrant as Specified in its Charter)

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MERCER INTERNATIONAL INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 1, 2011

To The Shareholders of Mercer International Inc.

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of Mercer International Inc. (the “Company”) will be held on June 1, 2011 at the Terminal City Club, 837 West Hastings Street, Vancouver, British Columbia, Canada at 10:00 a.m. (Vancouver time) for the following purposes:

1.	To elect the directors for the ensuing year;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent auditors;

3.	To conduct a non-binding advisory vote on executive compensation;

4.	To conduct a non-binding advisory vote on the frequency of future advisory votes on executive compensation; and

5.	To transact such other business as may properly come before the meeting or any adjournment, postponement or rescheduling thereof.

The board of directors of the Company has fixed the close of business on April 13, 2011 as the record date for the determination of shareholders entitled to vote at the meeting or any adjournment, postponement or rescheduling thereof.

For information on how to vote, please refer to the instructions on the accompanying proxy card, or review the section titled “Commonly Asked Questions and Answers” beginning on page 1 of the accompanying proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jimmy S.H. Lee
Jimmy S.H. Lee
Chairman of the Board

April 20, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on June 1, 2011: Our proxy statement and our 2010 Annual Report to Shareholders, which includes our Annual Report on Form 10-K, are available at www.mercerint.com by clicking on “2011 Annual General Meeting Materials”.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE THE PROXY CARD THAT ACCOMPANIES THIS NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, OR VOTE USING THE INTERNET OR TELEPHONE, AS PROMPTLY AS POSSIBLE, IN ORDER TO ENSURE THE PRESENCE OF A QUORUM. A PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

PROXY STATEMENT

PROPOSAL 2 — INDEPENDENT ACCOUNTANTS AND AUDITORS	40
Ratification of Independent Auditors	40
Accountants’ Fees	40
PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION	41
PROPOSAL 4 — FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION	42
FUTURE SHAREHOLDER PROPOSALS	42
OTHER MATTERS	43

MERCER INTERNATIONAL INC.

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation by management of Mercer International Inc. of proxies for use at the annual general meeting of our shareholders (“Shareholders”) to be held at the Terminal City Club, 837 West Hastings Street, Vancouver, British Columbia, Canada at 10:00 a.m. (Vancouver time) on June 1, 2011 (the “Meeting”), or any adjournment, postponement or rescheduling thereof. References to “we”, “our”, “us”, the “Company” or “Mercer” in this Proxy Statement mean Mercer International Inc. and its subsidiaries unless the context clearly suggests otherwise.

If a proxy in the accompanying form (“Proxy”) is properly executed and received by us prior to the Meeting or any adjournment, postponement or rescheduling thereof, our shares of common stock, $1.00 par value (“Shares”) represented by such Proxy will be voted in the manner directed. In the absence of voting instructions, the Shares will be voted for the proposals set out in the accompanying notice of annual general meeting of Shareholders. Please see the Proxy for voting instructions.

A Proxy may be revoked at any time prior to its use by filing a written notice of revocation of proxy or a later dated Proxy with the Company’s registrar and transfer agent at BNY Mellon Shareowner Services, P.O. Box 3550, South Hackensack, NJ 07606-9250. A Proxy may also be revoked by submitting another Proxy with a later date over the internet, by telephone, to our registrar and transfer agent or by voting in person at the Meeting. Attending the Meeting will not, in and of itself, constitute revocation of a Proxy.

The holders of one-third of the outstanding Shares entitled to vote at the Meeting, present in person or represented by Proxy, constitutes a quorum for the Meeting. Under applicable Washington State law, abstentions and broker non-votes will be counted for the purposes of establishing a quorum for the Meeting.

Proxies for the Meeting will be solicited by the Company primarily by mail. Proxies may also be solicited personally by our directors, officers or regular employees without additional compensation. We may reimburse banks, broker-dealers or other nominees for their reasonable expenses in forwarding the proxy materials for the Meeting to beneficial owners of Shares. The costs of this solicitation will be borne by the Company.

This Proxy Statement, accompanying Proxy and our annual report for 2010, which includes our annual report on Form 10-K for the fiscal year ended December 31, 2010, (the “2010 Annual Report”) will be mailed to Shareholders commencing on or about April 25, 2011. Our board of directors (the “Board”) has set the close of business on April 13, 2011 as the record date (the “Record Date”) for the determination of Shareholders entitled to notice of and to vote at the Meeting or any adjournment, postponement or rescheduling thereof.

COMMONLY ASKED QUESTIONS AND ANSWERS

Q:	Why am I receiving this Proxy Statement and Proxy?

A:	This Proxy Statement describes the proposals upon which you, as a Shareholder, will vote. It also gives you information on the proposals, as well as other information so that you can make an informed decision.

Q:	What is the Proxy?

A:	The Proxy enables you to appoint Jimmy S.H. Lee and David M. Gandossi as your representatives at the Meeting. By completing and returning the Proxy, you are authorizing Mr. Lee and Mr. Gandossi to vote your Shares at the Meeting as you have instructed them on the Proxy. This way your Shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, it is a good idea to complete and return your Proxy before the date of the Meeting just in case your plans change.

Q:	Who can vote at the Meeting?

A:	Registered Shareholders who own our Shares on the Record Date may attend and vote at the Meeting. Each Share is entitled to one vote. There were 45,790,343 Shares outstanding on the Record Date. If you own your Shares through a brokerage account or in another nominee form, you must provide instructions to the broker or nominee as to how your Shares should be voted. Your broker or nominee will generally provide you with the appropriate forms at the time you receive this Proxy Statement. If you own your Shares through a brokerage account or nominee, you cannot vote in person at the Meeting unless you receive a Proxy from the broker or the nominee.

Q:	What am I voting on?

A:	We are asking you to: (i) vote for the election of the Company’s directors for the ensuing year; (ii) ratify the selection of PricewaterhouseCoopers LLP as our independent auditors; (iii) vote for the advisory approval of the compensation disclosed in this Proxy Statement of the Company’s executive officers who are named herein in the summary compensation table; and (iv) vote for a frequency of annual future advisory votes on the compensation of the Company’s executive officers named in this Proxy Statement’s summary compensation table for that year.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR
OF EACH OF THESE PROPOSALS.

Q:	How do I vote?

A:	Registered Shareholders may vote in person at the Meeting, by mail, by phone or on the internet.

Voting by Mail. Complete, date, sign and mail the Proxy in the enclosed postage pre-paid envelope. If you mark your voting instructions on the Proxy, your Shares will be voted as you instruct. Please see the Proxy for voting instructions.

Voting in Person. If you attend the Meeting, you may vote as instructed at the Meeting. However, if you hold your Shares in street name (that is, through a broker/dealer or other nominee), you will need to bring to the Meeting a Proxy delivered to you by such nominee reflecting your Share ownership as of the Record Date.

Voting on the Internet. Go to www.proxyvoting.com/merc and follow the instructions. You should have your Proxy in hand when you access the website.

Voting by Telephone. Call the toll-free number listed on the Proxy from any touch-tone telephone and follow the instructions. You should have your Proxy in hand when you call.

If you own your Shares through a brokerage account or in other nominee form, you should follow the instructions you receive from the record holder to see which voting methods are available.

Q:	What does it mean if I receive more than one Proxy?

A:	It means that you hold Shares in multiple accounts. Please complete and return all Proxies to ensure that all your Shares are voted in accordance with your instructions.

Q:	What if I change my mind after returning my Proxy?

A:	If you are a registered Shareholder, you may revoke your Proxy and change your vote at any time before it is voted at the Meeting. You may do this by:

• sending a signed notice of revocation of proxy to our registrar and transfer agent at the address set out above stating that the Proxy is revoked; or

• submitting another Proxy with a later date over the internet, by telephone or to our registrar and transfer agent at the address set out above; or

• voting at the Meeting.

Your Proxy will not be revoked if you attend the Meeting but do not vote.

If you own your Shares through a broker or other nominee and wish to change your vote, you must send those instructions to your broker or nominee.

Q:	Will my Shares be voted if I do not sign and return my Proxy?

A:	If your Shares are registered in your name, they will not be voted unless you submit your Proxy or vote in person at the Meeting. If your Shares are held in street name, your broker/dealer or other nominee will not have the authority to vote your Shares unless you provide instructions.

Q:	Who will count the votes?

A:	Agents of the Company will tabulate the Proxies. Additionally, votes cast by Shareholders voting in person at the Meeting are tabulated by a person who is appointed by our management before the Meeting.

Q:	How many Shares must be present to hold the Meeting?

A:	To hold the Meeting and conduct business, at least one-third of the outstanding Shares entitled to vote at the Meeting must be present at the Meeting. This is called a quorum.

Votes are counted as present at the Meeting if a Shareholder either:

• is present and votes in person at the Meeting; or

• has properly submitted a Proxy.

Abstentions and broker non-votes (Shares held by a broker/dealer or other nominee that are not voted because the broker/dealer or other nominee does not have the authority to vote on a particular matter) will be counted for the purposes of a quorum.

Q:	How many votes are required to elect directors?

A:	The affirmative vote of a majority of the Shares voted at the Meeting is required to elect our directors. However, our corporate governance guidelines, referred to as the “Governance Guidelines”, provide that in uncontested directors’ elections any nominee for director who receives a greater number of votes “Withheld” for his or her election than votes “For” such election (a “Majority Withheld Vote”) will promptly tender his or her resignation as a director to our Governance and Nominating Committee which will, without participation of any director so tendering his or her resignation, consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any director so tendering his or her resignation, will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the Shareholder vote. We will promptly issue a press release disclosing the Board’s decision and, if the Board rejects the resignation offer, its reasons for such decision. We will also promptly disclose this information in a Securities and Exchange Commission (“SEC”) filing.

Q:	How many votes are required to adopt the other proposals?

A:	The ratification of the appointment of PricewaterhouseCoopers LLP and the non-binding approval of the compensation of our executive officers named herein will require the affirmative vote of a majority of the Shares represented at the Meeting and entitled to vote thereon.

With respect to the proposal to provide an advisory vote on the frequency of the advisory vote on executive compensation, the option that receives the greatest number of votes cast shall be considered the frequency for the advisory vote on executive compensation selected by Shareholders.

Q:	What is the effect of withholding votes or “abstaining”?

A:	You can withhold your vote for any nominee in the election of directors. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome (other than potentially triggering the director resignation requirements set forth in our Governance Guidelines and as described above). On other proposals, you can “Abstain”. If you abstain, your Shares will be counted as present at the Meeting for purposes of that proposal and your abstention will have the effect of a vote against the proposal.

Q:	How are votes counted?

A:	You may vote “For” or “Withhold” your vote on the proposal to elect directors. You may vote “For” or “Against” or “Abstain” on the proposals to ratify the selection of our independent auditors and approve the compensation of our executive officers named herein. If you withhold or abstain from voting on a proposal, it will have the practical effect of voting against the proposal.

You may vote for “1 year”, “2 years”, “3 years” or “Abstain” in regard to the frequency of the advisory vote on executive compensation.

If you sign and return your Proxy without voting instructions, your Shares will be voted in accordance with the Board’s recommendations for the proposals described in this Proxy Statement.

Q:	Could other matters be discussed at the Meeting?

A:	We do not know of any other matters to be brought before the Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Meeting for consideration, the persons named in the Proxy will have the discretion to vote on those matters on your behalf.

Q:	Where and when will I be able to find the voting results?

A:	You can find the official results of voting at the Meeting in a current report on Form 8-K filed with the SEC within four business days of the Meeting.

Additionally, we will disclose how we are implementing the results of the advisory vote on the frequency of the advisory vote on executive compensation in a current report on Form 8-K filed with the SEC within 150 days of the date of the Meeting.

Q:	Do you have plans to allow Shareholders to access an on-line copy of the proxy materials, rather than sending them paper copies?

A:	SEC rules allow companies to mail their shareholders a notice that their proxy materials can be accessed over the internet, instead of sending a paper copy of the proxy statement and annual report. We have decided not to adopt this delivery method for the Meeting. We are considering how to realize the cost savings opportunity and environmental benefits of this option while still maintaining a meaningful and convenient proxy process for our Shareholders.

PROPOSAL 1 — ELECTION OF DIRECTORS

In accordance with our articles of incorporation and bylaws, as amended, our Board is authorized to fix the number of the Company’s directors at not less than three (3) and not more than thirteen (13) and has fixed the number of directors at eight (8); there are currently seven (7) members of the Board. Directors are elected at each annual meeting of Shareholders to hold office until the next annual meeting. The persons identified below are nominated to be elected at the Meeting for the ensuing year. Except for Bernard Picchi and James Shepherd, all of the following eight nominees are currently directors of the Company previously elected by Shareholders. George Malpass will be retiring from the Board as of the conclusion of the Meeting. Despite the expiration of a director’s term, the director shall continue to serve until the director’s successor is elected and qualified or until there is a decrease in the number of directors. If for any unforeseen reason any of the nominees for director declines or is unable to serve, Proxies will be voted for the election of such other person or persons as shall be designated by the directors. Proxies received which do not specify a choice for the election of the nominees will be voted “FOR” each of the nominees.

OUR BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW.

Our Governance and Nominating Committee believes that the following nominees represent a desirable mix of backgrounds, skills and experiences. Additionally, the Governance and Nominating Committee believes that the specific leadership skills and other experiences of the nominees described below, particularly in the areas of financial accounting/reporting, auditing, banking, finance and natural resources, provide the Company with the perspectives and judgment necessary to guide the Company’s strategies and monitor their execution.

The biography of each of the following nominees contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused our Governance and Nominating Committee and the Board to determine that the person should serve as a director for the Company.

Nominees for Election as Directors

Jimmy S.H. Lee, age 54, has been a director since May 1985 and President and Chief Executive Officer since 1992. Previously, during the period that MFC Bancorp Ltd. was our affiliate, he served as a director from 1986 and President from 1988 to December 1996 when it was spun out. Mr. Lee was also a director of Quinsam Capital Corp. from March 2004 to November 2007 and Fortress Paper Ltd. from August 2006 to April 2008. During Mr. Lee’s tenure with Mercer, we acquired our Rosenthal mill and converted it to the production of kraft pulp, constructed and commenced operations at our Stendal mill and acquired our Celgar mill.

Due to a variety of professional and other experiences, Mr. Lee possesses particular knowledge and experience in a variety of areas, including finance and banking, credit markets, derivative risk management, and international pulp markets. Additionally, as our Chief Executive Officer since 1992, Mr. Lee has guided the Company’s operations and development for the last 18 years.

Kenneth A. Shields, age 62, has been a director since August 2003. Mr. Shields is the Chairman and Chief Executive Officer of Conifex Inc., a Canadian public company operating in the forestry and sawmilling sector. Mr. Shields was formerly a member of the board of directors of Raymond James Financial, Inc. and retired as Chief Executive Officer of its Canadian subsidiary, Raymond James Ltd., in February 2006. Mr. Shields has served as past Chairman of the Investment Dealers Association of Canada and Pacifica Papers Inc., and is a former director of each of Slocan Forest Products Ltd., TimberWest Forest Corp. and the Investment Dealers Association of Canada.

Through his tenure as Chief Executive Officer of Raymond James Ltd., Mr. Shields has accumulated extensive executive experience in banking and finance, including corporate finance and investment banking. Mr. Shield’s current tenure as chief executive officer of Conifex also provides him with significant executive experience in the forestry and sawmilling sector. He also has a strong regulatory background as the former Chair of the Investment Dealers Association of Canada, and substantial outside board experience, particularly in the forestry sector.

William D. McCartney, age 55, has been a director since January 2003. Mr. McCartney has been President and Chief Executive Officer of Pemcorp Management Inc., a business consulting services firm primarily engaged in corporate finance and management consulting services, since 1990. Mr. McCartney is also currently Chief Executive Officer of Terrace Resources and a director of Petra Petroleum and New World Resources, all currently listed on the TSX Venture Exchange. Mr. McCartney was also a former director of Woodbridge Energy, Exeter Resource Corp., Southwestern Resources, Bowram Energy, Newstrike Capital, Aurora Platinum and Sunward Resources Ltd. Mr. McCartney is a member of the Canadian Institute of Chartered Accountants and was the founding partner of Davidson & Company Chartered Accountants.

As a Chartered Accountant, Mr. McCartney brings substantial knowledge relating to the financial accounting and auditing processes. He also has executive experience as the current Chief Executive Officer of Pemcorp Management Inc., as well as significant outside board experience, particularly in the natural resource sector. Mr. McCartney has also been involved with numerous capital restructuring events involving several public companies.

Graeme A. Witts, age 72, has been a director since January 2003. Mr. Witts organized Sanne Trust Company Limited, a trust company located in the Channel Islands, in 1988 and was managing director from 1988 to 2000, when he retired. He is a director and was formerly the Chairman of Azure Property Group, SA, a European hotel group. Mr. Witts is also a fellow of the Institute of Chartered Accountants of England and Wales and has previous executive experience with the Procter & Gamble Company, as well as with Clarks shoes. Mr. Witts also has experience in government auditing.

Mr. Witts brings to the Board extensive experience in government auditing, as well as international executive experience from his tenures with Procter and Gamble and Clarks shoes. Additionally, as a fellow of the Institute of Chartered Accountants of England and Wales, Mr. Witts brings a significant financial accounting knowledge from a global perspective.

Guy W. Adams, age 59, has been a director since August 2003. Mr. Adams is the managing member of GWA Advisors, LLC, GWA Investments, LLC and GWA Capital Partners, LLC, where he has served since 2002. GWA Investments is an investment fund investing in publicly traded securities managed by GWA Capital Partners, LLC, a registered investment advisor. Prior to 2002, Mr. Adams was the President of GWA Capital, which he founded in 1996 to invest his own capital in public and private equity transactions, and a business consultant to entities seeking refinancing or recapitalization. Mr. Adams was a director of Vitesse Semiconductor Corp. from October 2007 to October 2009 and a director of Exar Corporation from October 2005 to September 2007.

Mr. Adams brings to the Board extensive finance and investment experience, including both private and public equity transactions. He has also been involved in numerous refinancing and recapitalization transactions and has accumulated significant corporate governance experience after having previously served on the boards of three publicly traded companies. Mr. Adams has often been a speaker at conferences on matters of corporate governance. Additionally, prior to his current position as an investment manager, Mr. Adams spent eight years as an international operations manager in the oil industry.

Eric Lauritzen, age 72, has been a director since June 2004. Mr. Lauritzen was President and Chief Executive Officer of Harmac Pacific, Inc., a North American producer of softwood kraft pulp previously listed on the Toronto Stock Exchange and acquired by Pope & Talbot Inc. in 1998, from May 1994 to July 1998, when he retired. Mr. Lauritzen was Vice President, Pulp and Paper Marketing of MacMillan Bloedel Limited, a North American pulp and paper company previously listed on the Toronto Stock Exchange and acquired by Weyerhaeuser Company Limited in 1999, from July 1981 to April 1994.

As the former President and Chief Executive Officer of Harmac Pacific, Inc., and as the former Vice President of Pulp and Paper Marketing for MacMillan Bloedel Limited, Mr. Lauritzen has accumulated extensive executive, production and marketing experience in the pulp and paper industry, particularly in the softwood kraft pulp sector.

Bernard Picchi, age 61, has been the Managing Director of Private Wealth Management for Palisade Capital Management, LLC since July 2009. Prior to joining Palisade Capital Management, Mr. Picchi was Managing Partner of Willow Rock Associates, LLC from August 2008 to June 2009, Managing Director of Wall Street Access, LLC from June 2006 to July 2008 and Managing Director of Foresight Research Solutions, LLC from

February 2004 to May 2006. Additionally, Mr. Picchi was an All Star rated energy analyst at Solomon Brothers, Kidder Peabody and Lehman Brothers, where he also served as Director of U.S. Stock Research. Mr. Picchi has also been the sole manager of the 5 Star rated $1.5 billion Capital Appreciation Fund of Federated Investors, where he served as U.S. Director of Research from January 2000 to June 2002. Mr. Picchi is also a Chartered Financial Analyst.

Mr. Picchi will bring to the Board 30 years experience as a research investment professional with a particular focus on energy markets. The Board feels that Mr. Picchi’s knowledge of energy markets is especially relevant as the Company continues to increase its production and sale of “green” energy.

James Shepherd, age 58, was President and Chief Executive Officer of Canfor Corporation from 2004 to 2007 and Slocan Forest Products Ltd. from 1999 to 2004. Mr. Shepherd is also the former President of Crestbrook Forest Industries Ltd. and Finlay Forest Industries Limited and is the former Chairman of the Forest Products Association of Canada. Mr. Shepherd has been a director with Canfor Corporation, which is listed on the Toronto Stock Exchange, from 2004 to 2007 and has been a director of Canfor Pulp Income Fund from 2006 to 2007. Mr. Shepherd is also currently a director of Conifex Timber Inc., which is listed on the TSX Venture Exchange, and Buckman Laboratories International Inc.

Mr. Shepherd will bring to the Board over 25 years experience in the forest products sector, including Chief Executive Officer experience at Canfor Corporation which is one of the largest northern bleached softwood kraft, or “NBSK”, pulp producers in Canada.

Majority Withheld Policy in Uncontested Director Elections

In order to provide Shareholders with a meaningful role in the outcome of director elections, our Board has adopted a provision on voting for directors in uncontested elections as part of our Governance Guidelines. In general, this provision provides that any nominee in an uncontested election who receives more votes “Withheld” for his or her election than votes “For” his or her election must promptly tender an offer of resignation following certification of the Shareholder vote to our Governance and Nominating Committee which will, without the participation of any director so tendering his or her resignation, consider the resignation and recommend to the Board whether to accept the resignation offer. The Board, without the participation of any director so tendering his or her resignation, will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the Shareholder vote. Any such tendered resignation will be evaluated in the best overall interests of the Company and its Shareholders. Our Board’s decision will be disclosed in a Form 8-K furnished by the Company to the SEC within four business days of the decision. If our Board decides to turn down the tendered resignation, or to pursue any additional action (as described above or otherwise), then the Form 8-K will disclose the Board’s reasons for doing so. If each member of the Governance and Nominating Committee receives a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will act as a committee to consider the resignation offers and recommend to the Board whether to accept them. Any director who offers to resign pursuant to this provision will not participate in any actions by either the Governance and Nominating Committee or the Board with respect to accepting or turning down his or her own resignation offer. The complete terms of this provision are included in our Governance Guidelines which can be found at the “Governance” link on our website at www.mercerint.com.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Guidelines

Our Governance Guidelines are intended to provide a set of guidelines to assist the Board in ensuring that the Company adheres to proper standards of good governance, and are reviewed regularly and revised as necessary or appropriate in response to changing regulatory requirements and evolving best practices. Our Governance Guidelines are available on our website at www.mercerint.com under “Governance”.

Board Meetings and Attendance

Our Governance Guidelines provide for: (i) the duties and responsibilities of the Board, its committees and the officers of the Company; and (ii) practices with respect to the holding of regular quarterly and strategic meetings of the Board including separate meetings of non-employee directors.

Each current member of the Board attended at least 75% of all meetings of our Board and of the committees of the Board on which they served in 2010. Although we do not have a formal policy with respect to attendance of directors at our annual meetings, all directors are encouraged and expected to attend such meetings if possible. All of our directors attended the annual meeting held in June 2010.

Current committee membership and the number of meetings of our full Board and committees held in 2010 are shown in the table below:

Compensation
			and Human	Governance and	Environmental,
		Audit	Resources	Nominating	Health and Safety
	Board	Committee	Committee	Committee	Committee

Jimmy S.H. Lee	Member				Member
Kenneth A. Shields	Lead Director			Chair
William D. McCartney	Member	Chair		Member
Guy W. Adams	Member		Member
Eric Lauritzen	Member	Member	Chair		Chair
Graeme A. Witts	Member	Member		Member
George Malpass	Member		Member		Member
Number of 2010 Meetings	5	4	6	4	4

Our committee meetings are open to all directors, who often voluntarily attend all Board committee meetings.

Director Independence

The NASDAQ listing standards require that a majority of the members of a listed company’s board of directors be independent. Based upon the NASDAQ rules, our Board has determined that each current member, other than our Chief Executive Officer, Mr. Lee, is independent.

Executive Sessions and Lead Director

Executive sessions of non-employee directors without the presence of management are held regularly, generally before Board meetings, to review, among other things, the criteria upon which the performance of senior officers is based, the Company’s governance practices, the reports of our independent registered chartered accountants and any other relevant matters. The lead director of our Board (the “Lead Director”), with input from our other non-employee directors, develops the agenda for and presides over these meetings. Meetings are also held formally and informally from time to time with our Chief Executive Officer for general discussions of relevant subjects. All of our non-employee directors are independent under applicable laws and regulations and the listing standards of NASDAQ. In 2010, the independent Board members met four times.

Mr. Shields, the Chair of our Governance and Nominating Committee, currently serves as Lead Director.

Board Leadership Structure

The Governance and Nominating Committee, which is made up entirely of independent directors, is responsible for the continuing review of the governance structure of the Board, and for recommending to the Board governance structures and practices best suited to the Company’s particular situation. The Governance and Nominating Committee determines what leadership structure it deems appropriate, based on factors such as experience of the applicable individuals and the current business environment.

Currently, the Governance and Nominating Committee has determined that having our President and Chief Executive Officer also serve as Chairman of the Board is in the best interests of shareholders. Given the current regulatory and market environment, both the Governance and Nominating Committee and the Board as a whole believe that having one leader serving as both Chairman and Chief Executive Officer provides the most decisive and effective leadership. Additionally, since Mr. Lee has served as our Chief Executive Officer for the past 19 years and was instrumental in the Company’s development, the Board believes that this current leadership structure is optimal for the Company because it provides the Company with strong, consistent leadership.

In considering its leadership structure, the Board has taken a number of factors into account. In particular, the Governance and Nominating Committee has sought to ensure that independent backgrounds and opinions dominate both the Board and the Board’s committees. Consequently, the Board, which consists of a substantial majority of independent directors who are highly qualified and experienced, exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of the chairs of our Board committees are independent directors, and the Audit Committee, Compensation and Human Resources Committee and Governance and Nominating Committee are composed entirely of independent directors. Further, as described above, our independent directors also meet separately to discuss a variety of matters affecting the Company.

As specified in our Governance Guidelines, the Board has also designated one of its independent members as Lead Director. The role of the Lead Director is to provide leadership to non-employee directors on the Board and to ensure that the Board can operate independently of management and that directors have an independent leadership contact. Specifically, the Lead Director, who also serves as deputy chairman of the Board, has significant responsibilities, including:

•	ensuring that the Board has adequate resources to support its decision-making process and is appropriately approving strategy and supervising management;

•	establishing procedures to govern the Board’s work;

•	developing agendas and timetables for Board and committee meetings;

•	annually reviewing the effectiveness of the Board and committees;

•	leading and assisting the Board in the discharge of its duties and responsibilities;

•	ensuring that independent directors have adequate opportunities to meet and discuss without management present;

•	chairing meetings of the Board when the Chairman is not in attendance;

•	ensuring delegated committee functions are carried out and reported to the Board;

•	serving as a liaison between the Chief Executive Officer and the independent directors;

•	being the senior spokesman for the Board on governance matters and executive management compensation matters; and

•	ensuring that the Board receives adequate and regular updates from the Chief Executive Officer on all issues important to the welfare and future of the Company.

Most significantly, the position of Lead Director comes with a clear mandate and significant authority. While the Lead Director is elected annually, in order to provide consistency and continuity, it is generally expected that he or she will serve for more than one year. The Board appointed Kenneth Shields as its Lead Director in September 2003 and as its Deputy Chairman in 2006.

The Board believes that this leadership structure is appropriate for the Company at this time.

Committees of the Board

Our Board currently has four standing committees: the Audit Committee, the Compensation and Human Resources Committee, the Environmental, Health and Safety Committee and the Governance and Nominating Committee. Each committee operates under a written charter which is part of our Governance Guidelines and available on our website at www.mercerint.com under “Governance”.

Audit Committee

The NASDAQ rules require our Audit Committee to be comprised only of independent directors. The Audit Committee currently consists of three directors and our Board has determined that all three current members meet the independence requirements of the NASDAQ rules. The current members of the Audit Committee are Messrs. McCartney, Witts and Lauritzen. Our Board has also determined that each of Messrs. McCartney and Mr. Witts qualifies as an “audit committee financial expert” as defined in applicable SEC rules and applicable NASDAQ listing standards.

Our Audit Committee oversees, on behalf of the Board, our corporate accounting, financial reporting process and systems of internal accounting and financial controls. For this purpose, the primary responsibilities of our Audit Committee are to:

•	Review the financial statements to be included in our annual reports on Form 10-K and quarterly reports on Form 10-Q;

•	Meet with and review the results of the annual audit performed by the independent public accountants and the results of their review of our quarterly financial statements;

•	Recommend the selection of independent public accountants; and

•	Review and approve the terms of all related party transactions.

Our Audit Committee is also responsible for establishing and maintaining procedures for receiving, reviewing and responding to complaints regarding accounting, internal accounting controls or auditing matters.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee currently consists of three directors, all of whom our Board has determined to be independent directors under NASDAQ rules. The current members of the Compensation and Human Resources Committee are Messrs. Lauritzen, Malpass and Adams.

The primary responsibilities of our Compensation and Human Resources Committee are to:

•	Review and approve the strategy and design of the Company’s compensation, equity-based and benefits programs;

•	Analyze executive compensation data, including base salaries, annual bonuses, long-term incentives and pay, as well as executive compensation principles, strategies, trends, regulatory requirements and current programs;

•	Review and approve all compensation awarded to the Company’s executive officers;

•	Periodically review and make recommendations to our Board with respect to director compensation, including compensation for members of committees of the Board;

•	Administer the Company’s equity incentive plans, including reviewing and approving equity grants to executive officers;

•	Review annual goals and objectives of our key executive officers;

•	Review annual performance objectives and actual performance against previous year’s goals to evaluate individual performance and, in turn, compensation levels;

•	Review and approve succession plans for our key executive officers; and

•	Review individual specific training and development requirements for our key executive officers.

Governance and Nominating Committee

The Governance and Nominating Committee currently consists of three directors, all of whom our Board has determined to be independent directors under NASDAQ rules. The current members of the Compensation and Human Resources Committee are Messrs. Shields, Witts and McCartney.

The primary responsibilities of our Governance and Nominating Committee are to:

•	Manage the corporate governance system of the Board;

•	Assist the Board in fulfilling its duties to meet applicable legal and regulatory and self-regulatory business principles and codes of best practice;

•	Assist in the creation of a corporate culture and environment of integrity and accountability;

•	In conjunction with the Lead Director, monitor the quality of the relationship between the Board and management;

•	Review management succession plans;

•	Recommend to the Board nominees for appointment to the Board;

•	Lead the Board’s annual review of the chief executive officer’s performance; and

•	Set the Board’s forward meeting agenda.

Environmental, Health and Safety Committee

The Environmental, Health and Safety Committee currently consists of three directors and our Board has determined that all current members, other than Mr. Lee, are independent directors under NASDAQ rules. The current members of the Environmental, Health and Safety Committee are Messrs. Lauritzen, Malpass and Lee.

The primary responsibilities of our Environmental, Health and Safety Committee are to:

•	Review, approve and, if necessary, revise the environmental, health and safety policies and environmental compliance programs of the Company;

•	Monitor the Company’s environmental, health and safety management systems including internal and external audit results and reporting; and

•	Provide direction to management on the frequency and focus of external independent environmental, health and safety audits.

Our Director Nominations Process

Our Board is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to our Governance and Nominating Committee in consultation with our Chairman and Chief Executive Officer. The Governance and Nominating Committee will recommend to the Board a nominee to fill a vacancy on the Board and will also annually evaluate and recommend to the Board nominees for election as directors at annual meetings of Shareholders.

Our Governance and Nominating Committee believes that certain criteria should be met by director nominees to ensure effective corporate governance, support the Company’s strategies and businesses, account for individual director attributes and the effect of the overall mix of those attributes on the Board’s effectiveness, and support the successful recruitment of qualified candidates for the Board. Qualified candidates are those who, in the judgment of the Governance and Nominating Committee, possess certain personal attributes and a sufficient mix of experience and related attributes to assure effective service on the Board. The personal attributes of director nominees that the Governance and Nominating Committee considers include leadership, judgment, integrity, independence and high personal and professional ethics. Nominees considered by the Governance and Nominating Committee are those that also possess a mix of experience and related attributes, including general business experience, industry knowledge, financial acumen, special business experience and expertise. While our Board has not established a formal policy regarding diversity, our Governance and Nominating Committee carefully considers diversity when selecting directors and believes that diversity of backgrounds and viewpoints is a key consideration when determining the composition of our Board.

Our Governance and Nominating Committee may seek recommendations or receive recommendations for Board candidates from various sources, including the Company’s directors, management and Shareholders. The Governance and Nominating Committee may also engage a professional search firm.

Our Governance and Nominating Committee will consider nominees recommended by Shareholders as candidates for Board membership. A Shareholder wishing to nominate a candidate for Board membership should provide written notice to the Governance and Nominating Committee in the care of the Secretary, Mercer International Inc., c/o Suite 2840, 650 West Georgia Street, Vancouver, B.C. V6B 4N8, Canada. To nominate a candidate for election to the Board at an annual meeting, the notice must be received not less than 120 days before the first anniversary of the date of the Company’s Proxy Statement released to Shareholders in connection with the annual meeting held in the prior year. The notice should contain information about both the nominee and the Shareholder making the nomination, including such information regarding each nominee required to be included in a Proxy Statement filed pursuant to SEC rules and regulations and such other information sufficient to allow the Governance and Nominating Committee to determine if the candidate meets the criteria for Board membership described above. The Governance and Nominating Committee may require that the proposed nominee furnish additional information to determine that person’s eligibility to serve as a director. All recommendations will be brought to the attention of the Governance and Nominating Committee.

Shareholder Communications with Board

Shareholders who wish to communicate with the Board (other than with respect to a complaint or concern regarding accounting, internal accounting controls or auditing matters which must be directed to the Audit Committee as described below) should send written correspondence to the Board in the care of the Secretary, Mercer International Inc., c/o Suite 2840, 650 West Georgia Street, Vancouver, B.C., V6B 4N8, Canada. The correspondence should indicate that the person sending the correspondence is a Shareholder and set out the purpose of such communication. The secretary will: (i) forward the correspondence to the director to whom it is addressed or, in the case of correspondence addressed to the Board generally, to the Lead Director; (ii) attempt to handle the inquiry directly where it is a request for information about the Company; or (iii) not forward the correspondence if it is primarily commercial in nature or if it relates to an improper topic. All such correspondence will be summarized for the Board periodically and each such correspondence will be made available to any director upon request.

Complaint Procedure

The Audit Committee has established procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential and anonymous submission by the Company’s employees and others of concerns regarding questionable accounting or auditing matters. A person wishing to notify the Company of such a complaint or concern should send a written notice thereof, marked “Private & Confidential”, to the chairman of the Audit Committee, Mercer International Inc., c/o Suite 2840, 650 West Georgia Street, Vancouver, B.C., V6B 4N8, Canada.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to our directors and all of our executive officers, including our Chief Executive Officer, Chief Financial Officer and Controller, or persons performing similar functions. The Code of Business Conduct and Ethics is available on our website at www.mercerint.com under “Governance”.

Shareholding Guideline for Non-Employee Directors

Since 2006 we have had a target shareholding guideline in place for our non-employee directors. Pursuant to such guideline, each non-employee director should, within three years of becoming a director, own a minimum number of Shares which is equal in value to three times the amount of their annual cash retainer. As of the Record Date, all of our non-employee directors, including our Lead Director, met the guideline amount.

Review and Approval of Related Party Transactions

Pursuant to the terms of its Charter, the Audit Committee is responsible for reviewing and approving the terms and conditions of all proposed transactions between us, any of our officers, directors or shareholders who beneficially own more than 5% of our outstanding Shares, or relatives or affiliates of any such officers, directors or shareholders, to ensure that such related party transactions are fair and are in our overall best interest and that of our shareholders. In the case of transactions with employees, a portion of the review authority is delegated to supervising employees pursuant to the terms of our Code of Business Conduct and Ethics.

The Audit Committee has not adopted any specific procedures for conduct of reviews and considers each transaction in light of the facts and circumstances. In the course of its review and approval of a transaction, the Audit Committee considers, among other factors it deems appropriate:

•	Whether the transaction is fair and reasonable to us;

•	The business reasons for the transaction;

•	Whether the transaction would impair the independence of one of our non-employee directors; and

•	Whether the transaction is material, taking into account the significance of the transaction.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Risk Oversight

Our executive officers are responsible for assessing and managing the Company’s various exposures to risk on a day-to-day basis, including the creation and implementation of appropriate risk management policies and programs. Specifically, the Governance Guidelines require our management to implement appropriate procedures and systems to attempt to identify the principal risks to the Company’s business.

The Board is responsible for overseeing our executive officers in the execution of these responsibilities and for assessing the Company’s overall approach to risk management. Additionally, while oversight of our risk management process is a full Board responsibility, the responsibility for monitoring financial risks has been delegated to the Audit Committee. In accordance with the requirements of our Governance Guidelines, the Audit Committee meets periodically with management to review the Company’s major financial risk exposures and the steps our management has taken to monitor and control such exposures.

Further, the Board’s other committees, including the Compensation and Human Resources Committee, the Governance and Nominating Committee and the Environmental, Health and Safety Committee, oversee risks associated with their respective areas of responsibility. For example, the Compensation and Human Resources Committee considers the risks associated with our compensation policies and practices, while the Environmental, Health and Safety Committee considers the principal areas of environmental, health and safety risk facing the Company and whether sufficient resources have been allocated to address such risks. The Board is kept abreast of its committees’ risk oversight and other activities via reports of the committee chairmen to the full Board. These reports are presented at every regular Board meeting and include discussions of committee agenda topics, including matters involving risk oversight.

Succession Planning and Management Development

We engage in a succession planning process whereby our Compensation and Human Resources Committee, together with our Chief Executive Officer, reviews our executive succession planning procedures, including management development activities, annually. We strive to appoint our most senior executives from within the

Company. To this end, individuals who are identified as having potential for senior executive positions are evaluated by the Compensation and Human Resources Committee. The careers of such persons are monitored to ensure that over time they have appropriate exposure to our Board and interact with the Board in various ways, including through participation in certain Board meetings and other Board-related activities and meetings with individual directors, both in connection with director visits to our mills and otherwise.

EXECUTIVE OFFICERS

The following provides certain background information about each of our executive officers other than Jimmy S. H. Lee, whose information appears above under “Nominees for Election as Directors”:

David M. Gandossi, age 53, has been Secretary, Executive Vice-President and Chief Financial Officer since August 15, 2003. Mr. Gandossi was formerly the Chief Financial Officer and Executive Vice-President of Formation Forest Products (a closely held corporation) from June 2002 to August 2003. Mr. Gandossi previously served as Chief Financial Officer, Vice-President, Finance and Secretary of Pacifica Papers Inc., a North American specialty pulp and paper manufacturing company previously listed on the Toronto Stock Exchange, from December 1999 to August 2001 and Controller and Treasurer from June 1998 to December 1999. From June 1998 to August 31, 1998, he also served as Secretary to Pacifica Papers Inc. From March 1998 to June 1998, Mr. Gandossi served as Controller, Treasurer and Secretary of MB Paper Ltd. From April 1994 to March 1998, Mr. Gandossi held the position of Controller and Treasurer with Harmac Pacific Inc., a Canadian pulp manufacturing company previously listed on the Toronto Stock Exchange. Mr. Gandossi participated in the Pulp and Paper Advisory Committee of the British Columbia Competition Council and was a member of the British Columbia Working Roundtable on Forestry. From February 2007 to present, he has chaired the B.C. Pulp and Paper Task Force, a government industry and labor effort that is mandated to identify measures to improve the competitiveness of the British Columbia pulp and paper industry. Mr. Gandossi is a member of the Institute of Chartered Accountants in Canada.

Claes-Inge Isacson, age 65, has been our Chief Operating Officer since November 2006 and is based in our Berlin office. Mr. Isacson brings over 25 years of senior level pulp and paper management to our senior management team, with a focus on kraft pulp. Mr. Isacson held the positions of President Norske Skog Europe, and then Senior Vice President Production for Norske Skogindustrier ASA between 1989 and 2004. His most recent position was President, AF Process, a consulting and engineering company working worldwide. He holds a Masters of Science, Mechanical Engineering.

Leonhard Nossol, age 53, has been our Group Controller for Europe since August 2005. He has also been a managing director of Rosenthal since 1997 and the sole managing director of Rosenthal since September 2005. Mr. Nossol had a significant involvement in the conversion of Rosenthal to the production of kraft pulp in 1999 and increases in the mill’s annual production capacity to 330,000 ADMTs, as well as the reduction in production costs at the mill.

Niklaus Grünenfelder, age 53, became the Managing Director of Stendal in January 2009. Previously, from 1989 until 2006, Mr. Grünenfelder held a variety of positions in Switzerland, China, Germany, and Pakistan with Swiss chemicals manufacturer Ciba Specialty Chemicals Holding Inc. (formerly Ciba-Geigy AG). In 2006, Huntsman Corporation, a global chemical and chemical products company, acquired the textile effects business from Ciba and Mr. Grünenfelder was the Managing Director and Head of Technical Operations at Huntsman’s Langweid am Lech site in Germany from 2006 until 2008. Mr. Grünenfelder holds a PhD in Technical Science and an MBA.

Wolfram Ridder, age 49, was appointed Vice President of Business Development in August 2005, prior to which he was a managing director of Stendal. Mr. Ridder was the principal assistant to our Chief Executive Officer from November 1995 until September 2002.

Richard Short, age 43, has been our Controller since December 2010, prior to which he was our Director, Corporate Finance, since joining Mercer in 2007. Prior to joining Mercer, Mr. Short was Controller, Financial Reporting from 2006 to 2007 and Director, Corporate Finance from 2004 to 2006 with Catalyst Paper Corp. Mr. Short is a member of the Institute of Chartered Accountants in Canada.

David M. Cooper, age 57, has been Vice President of Sales and Marketing for Europe since June 2005. Mr. Cooper previously held a variety of senior positions around the world with Sappi Ltd., a large global forest products group, from 1982 to 2005, including the sales and marketing of various pulp and paper grades and the management of a manufacturing facility. He has more than 25 years of diversified experience in the international pulp and paper industry.

Eric X. Heine, age 47, has been Vice President of Sales and Marketing for North America and Asia since June 2005. Mr. Heine was previously Vice President Pulp and International Paper Sales and Marketing for Domtar Inc., a global pulp and paper corporation, from 1999 to 2005. He has over 18 years of experience in the pulp and paper industry, including developing strategic sales channels and market partners to build corporate brands.

Genevieve Stannus, age 41, has been our Treasurer since July 2005, prior to which she was a Senior Financial Analyst with Mercer from August 2003. Prior to joining Mercer, Ms. Stannus held Senior Treasury Analyst positions with Catalyst Paper Corporation and Pacifica Papers Inc. She has over 15 years’ experience in the forest products industry. Ms. Stannus is a member of the Certified General Accountants’ Association of Canada.

Brian Merwin, age 37, has been our Vice President of Strategic Initiatives since February 2009, prior to which he was our Director of Strategic and Business Initiatives since August 2007 and Business Analyst since May 2005. Brian has an MBA from the Richard Ivey School of Business at the University of Western Ontario.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There were 45,790,343 Shares issued and outstanding on the Record Date. Each Share is entitled to one vote on each matter at the Meeting.

Share Ownership of Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of our Shares as of April 19, 2011 by each Shareholder known by us to own more than five percent (5%) of our outstanding Shares other than as set forth under “Share Ownership of Directors and Executive Officers” below. Such information is based solely upon statements made in filings with the SEC or other information we believe to be reliable.

	Number of	Percent of
Name and Address of Owner	Shares Owned	Outstanding Shares

Peter R. Kellogg(1)	15,827,323 (2)	27.8	%(5)
48 Wall Street, 30th Floor New York, NY 10005
Platinum Investment Management Ltd.(3)	7,091,356	15.5	%(4)
Level 4, 55 Harrington Street Sydney, NSW 2000, Australia

(1)	Based on Schedule 13D filed on September 17, 2010 jointly with IAT Reinsurance Co Ltd., in which Peter Kellogg had sole voting and dispositive power over 15,727,323 Shares and shared voting power over 100,000 Shares and IAT Reinsurance Co. Ltd. had sole voting and dispositive power over 14,994,243 Shares.

(2)	The number of Shares owned includes 7,433,879 Shares issuable upon conversion of $24,531,800 in aggregate principal amount of 8.5% convertible senior subordinated notes due 2012.

(3)	Based on Schedule 13G filed on February 14, 2011.

(4)	The percentage of outstanding Shares is calculated out of a total of 45,790,343 Shares issued and outstanding on the Record Date.

(5)	The percentage of outstanding Shares is calculated out of a total of 57,005,072 Shares, which number gives pro forma effect, as of the Record Date, to the 11,214,729 Shares issuable upon conversion of the remaining outstanding 8.5% convertible senior subordinated notes due 2012.

Share Ownership of Directors and Executive Officers

The following table sets forth information regarding the ownership of our Shares as of April 19, 2011 by (i) each of our current directors and our director nominees; (ii) our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (collectively referred to as the “Named Executive Officers” or “NEOs”); and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Shares set forth opposite his name. Each person has indicated that he or she will vote all Shares owned by him in favor of each of the proposals to be considered at the Meeting.

	Number of	Percent of
Name of Owner	Shares Owned	Outstanding Shares(9)

Jimmy S.H. Lee(1)	1,986,434	4.3%
Kenneth A. Shields(2)	134,000	*
Guy W. Adams(3)	32,000	*
William D. McCartney(3)	27,000	*
Graeme A. Witts(3)	39,685	*
Eric Lauritzen(3)	48,500	*
George Malpass(3)	47,000	*
Bernard Picchi	20,000	*
James Shepherd	Nil	Nil
David M. Gandossi(4)	275,421	*
Wolfram Ridder(5)	40,000	*
Leonhard Nossol(6)	41,600	*
Claes-Inge Isacson(7)	33,466	*
Directors and Executive Officers as a Group (18 persons)(8)	2,850,740	6.2%

*	Less than one percent (1%) of our issued and outstanding Shares on the Record Date.

(1)	Includes 200,000 shares of restricted stock, which vest and become non-forfeitable in equal amounts between 2012 and 2016. Does not include 198,008 performance share units granted under our 2010 Stock Incentive Plan (as defined below) details of which grant are set out beginning on page 23 of this Proxy Statement, that are subject to forfeiture and represent Shares that could not be acquired within 60 days of the date of this table.

(2)	Includes Shares which Mr. Shields holds through a Registered Retirement Savings Plan. In June 2010, Mr. Shields was granted 16,000 restricted shares in connection with his role as our Lead Director. These Shares vest and become non-forfeitable in June 2011 unless a change in control of the Company occurs prior thereto.

(3)	In June 2010, 8,000 restricted shares were granted to each non-employee director (other than our Lead Director) in connection with his role as a non-employee director of Mercer. These Shares vest and become non-forfeitable in June 2011 unless a change in control of the Company occurs prior thereto.

(4)	Includes 175,421 Shares and presently exercisable options to acquire up to 100,000 Shares. Does not include 92,883 performance share units granted under the 2010 Stock Incentive Plan.

(5)	Includes 20,000 Shares and presently exercisable options to acquire up to 20,000 Shares. Does not include 57,339 performance share units granted under the 2010 Stock Incentive Plan.

(6)	Includes 16,600 Shares and presently exercisable options to acquire up to 25,000 Shares. Does not include 51,565 performance share units granted under the 2010 Stock Incentive Plan.

(7)	Does not include 29,180 performance share units granted under the 2010 Stock Incentive Plan.

(8)	Includes presently exercisable options to acquire up to 175,000 Shares

(9)	Based on 45,790,343 Shares outstanding on the Record Date.

INFORMATION REGARDING EQUITY COMPENSATION PLANS

The following table sets forth information as at December 31, 2010 regarding our equity compensation plans approved by our Shareholders. 2,543,854 of our shares may be issued pursuant to options, stock appreciation rights, restricted stock, restricted stock rights, performance shares and performance share units under our 2010 Stock Incentive Plan (the “2010 Stock Incentive Plan”), which replaced our 2004 Stock Incentive Plan. Our Amended and Restated 1992 Non-Qualified Stock Option Plan expired in 2008 and we no longer grant any options under this plan.

	Number of Shares
	to be Issued Upon	Weighted-average	Number of Shares
	Exercise of	Exercise Price of	Available for Future
	Outstanding Options	Outstanding Options	Issuance Under Plan

2010 Stock Incentive Plan	—	$—	2,000,000	(1)
2004 Stock Incentive Plan	30,000 (2)	$7.30	543,854	(3)(4)
Amended and Restated 1992 Non-Qualified Stock Option Plan	160,000 (5)	$6.50	—	(6)

(1)	In February 2011, the Company awarded under the 2010 Stock Incentive Plan, 812,575 performance share units which may vest and become issuable into a maximum of 812,575 Shares only upon the attainment of designated performance objectives over a three year performance period that commenced on January 1, 2011 and will end on December 31, 2013. The Company also issued 200,000 Shares of restricted stock under the 2010 Stock Incentive Plan, which are scheduled to vest and become non-forfeitable in equal amounts between 2012 and 2016.

(2)	The terms of the 2004 Stock Incentive Plan will govern all prior awards granted under such plan until such awards have been cancelled or forfeited or exercised in accordance with the terms thereof.

(3)	As at December 31, 2010, an aggregate of 309,685 restricted shares had been issued under the 2004 Stock Incentive Plan and grants for up to 534,783 Shares had been made under the 2008 long-term performance incentive supplement (the “Performance Incentive Supplement”) established under the 2004 Stock Incentive Plan which will vest and become issuable only upon the attainment of designated performance objectives.

(4)	In March 2011, 418,323 performance units and 116,460 restricted performance shares previously granted in February 2008 under the Performance Incentive Supplement vested and were converted into a total of 474,728 Shares. As of the Record Date, no Shares remain issuable under the Performance Incentive Supplement.

(5)	Our 1992 Amended and Restated Stock Option Plan expired in 2008 but an aggregate of 160,000 unexercised options that were previously granted under this plan remained outstanding as of December 31, 2010. Subsequently, in March 2011, 15,000 of such options expired leaving 145,000 unexercised options that remained outstanding as at the Record Date.

(6)	The plan has expired

In June 2010, we adopted our 2010 Stock Incentive Plan which provides for options, restricted stock rights, restricted stock, performance shares, performance share units and stock appreciation rights to be awarded to employees, consultants and non-employee directors. The 2010 Stock Incentive Plan replaced the Company’s 2004 Stock Incentive Plan. However, the terms of the 2004 Stock Incentive Plan will govern prior awards until all awards granted under the 2004 Stock Incentive Plan have been exercised, forfeited, cancelled, expired, or otherwise terminated in accordance with the terms of such plan. The Company may grant up to a maximum of 2,000,000 common shares under the 2010 Stock Incentive Plan, plus the number of common shares remaining available for grant pursuant to the 2004 Stock Incentive Plan. The 2010 Stock Incentive Plan is administered by our Compensation and Human Resources Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires that our officers and directors and persons who own more than 10% of our Shares file reports of ownership and changes in ownership with the SEC and furnish us with copies of all such reports that they file. Based solely upon a review of the copies of these reports received by us, and upon written representations by our directors and officers regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, we believe that all of our directors and officers filed all required reports under Section 16(a) in a timely manner for the year ended December 31, 2010.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee monitors and oversees the Company’s financial reporting process on behalf of our Board. Management has primary responsibility for the Company’s financial statements and the financial reporting process, including the Company’s system of internal controls.

The Audit Committee has met and held discussions with management and the Company’s independent registered chartered accountants, PricewaterhouseCoopers LLP, regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the auditor’s independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1. The Audit Committee also has considered whether the PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that PricewaterhouseCoopers LLP are independent from the Company and its management.

The Audit Committee discussed with PricewaterhouseCoopers LLP the overall scope and plans for their respective audits. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

The Audit Committee has selected and appointed, and the Board has ratified, PricewaterhouseCoopers LLP as the Company’s independent registered chartered accountants.

Submitted by the members of the Audit Committee.

William D. McCartney, Chairman
Graeme A. Witts
Eric Lauritzen

The report of the Audit Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates the report by reference therein.

DIRECTORS’ COMPENSATION

Directors’ Compensation

During the 2010 fiscal year, our non-employee directors, other than our Lead Director, received a $40,000 annual retainer for their services and a $1,000 attendance fee for each Board or committee meeting that they attended in person or $500 for each such meeting that they attended by teleconference. Our Lead Director, Mr. Shields, received a $80,000 annual retainer for his services. We also reimbursed our directors for expenses incurred in connection with their duties as our directors. The chairman of the Audit Committee received $20,000 annually, the chairman of the Compensation and Human Resources Committee received $15,000 annually, the chairman of the Governance and Nominating Committee received $10,000 annually and the chairman of the Environmental, Health and Safety Committee received $5,000 annually for his services.

In addition to cash compensation, our directors also received equity-based compensation in fiscal 2010 under our 2004 Stock Incentive Plan. Immediately after the annual meeting of Shareholders held during the 2010 fiscal year, each of our non-employee directors who was not elected to the Board for the first time at such annual meeting and who continued to serve as a member of the Board after the meeting, received 8,000 restricted shares for his services, provided that each such director had served on the Board for at least six months. Similarly, following our last annual meeting of Shareholders, our Lead Director received 16,000 restricted shares for his services. In 2010, Messrs. McCartney, Witts, Lauritzen, Adams and Malpass each received 8,000 restricted shares for their services as directors and Mr. Shields, as Lead Director, received 16,000 restricted shares.

In 2011, the Board reduced the amount of equity compensation awarded to our non-employee directors (other than our Lead Director) to 5,000 restricted shares from 8,000 restricted shares. Similarly, the amount of equity compensation awarded to our Lead Director was reduced to 8,000 restricted shares from 16,000 restricted shares.

The Compensation and Human Resources Committee is responsible for reviewing our director compensation practices in relation to peer group companies. Any changes to be made to director compensation practices must be recommended by the Compensation and Human Resources Committee for approval by the full Board.

Directors’ Compensation Table

The following table sets forth information regarding compensation paid to our non-employee directors in their capacity as directors during the fiscal year ended December 31, 2010. Mr. Lee, as our Chief Executive Officer, does not receive any additional compensation for his services as a director.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash(1)	Awards(2)(3)	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

William D. McCartney	73,000	42,880	—	—	—	—	115,880
Kenneth A. Shields	99,000	85,760	—	—	—	—	184,760
Guy W. Adams	50,000	42,880	—	—	—	—	92,880
Eric Lauritzen	78,500	42,880	—	—	—	—	121,380
Graeme A. Witts	53,500	42,880	—	—	—	—	96,380
George Malpass	53,500	42,880	—	—	—	—	96,380

(1)	Fees earned or paid in cash include $40,000 which was paid to each of our directors, other than our Lead Director, in 2010 plus $1,000 for each meeting of directors that they attend in person or $500 for each such meeting that they attend by teleconference. Our Lead Director received $80,000 for his services in 2010. The chairman of the Compensation and Human Resources Committee received $15,000 in 2010, the chairman of the Governance and Nominating Committee received $10,000 in 2010, the chairman of the Audit Committee received $20,000 in 2010 and the chairman of the Environmental, Health and Safety Committee received $5,000 in 2010 for their services in that regard.

(2)	Stock awards granted to non-employee directors consist of restricted shares. The amounts shown represent the aggregate grant date fair value for restricted shares, as determined under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), excluding any forfeiture adjustments. For a discussion of the valuation assumptions, see Note 11 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2010.

(3)	The grant date fair value is based on a Share value of $5.36 per Share, being the trading price at the time of grant, multiplied by stock awards of 8,000 restricted shares which were granted to each of our non-employee directors or 16,000 restricted shares to our Lead Director, after our annual meeting of Shareholders held in 2010, provided that such non-employee director was not elected to the Board for the first time at such annual meeting, and who will continue to serve as a member of the Board after the meeting, and has been a director for at least six months.

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

The Compensation and Human Resources Committee currently consists of Messrs. Lauritzen, Malpass and Adams. No member of the Compensation and Human Resources Committee is a current or former employee of the Company. There are no Compensation and Human Resources Committee interlocks between the Company and any other entities involving any of the executive officers or directors of such entities. No interlocking relationship exists between any member of our Board or our Compensation and Human Resources Committee and any member of the Board or Compensation and Human Resources Committee of any other company and no such interlocking relationship has existed in the past.

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into our annual report on Form 10-K for the fiscal year ended December 31, 2010.

Submitted by the members of the Compensation and Human Resources Committee.

Eric Lauritzen, Chairman
George Malpass
Guy W. Adams

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses considerations and reasons driving the Compensation and Human Resources Committee’s decisions on compensation for our Named Executive Officers in 2010, as well as the key objectives, policies, elements and designs of our compensation program.

Fiscal 2010 — Compensation Decisions

Fiscal 2010 was a strong year for the Company as we achieved record annual pulp production and Operating EBITDA during the period. Selling prices for pulp increased materially to record levels in the middle of the year and such prices remained at close to historically high levels through the remainder of fiscal 2010. Additionally, we successfully completed our “green energy” project at our Celgar mill, which should provide the Company with a new stable revenue source unrelated to pulp pricing. The Company also successfully extended the maturity of its senior unsecured indebtedness thereby improving its long-term liquidity position.

The following table summarizes our key financial results for 2010 compared to 2009.

	Years Ended December 31,
	2010	2009	Change (%)

Pulp revenues (in millions)	€856.3	€577.3	48
Energy revenues (in millions)	44.2	42.5	4
Operating EBITDA(1)	224.0	41.4	541
Price per share as of fiscal year end(2)	$7.75	$3.10	150

(1)	Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA has significant limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results reported under generally accepted accounting principles in the United States. See the discussion of our results for the year ended December 31, 2010 compared to the year ended December 31, 2009 in our Form 10-K for the year ended December 31, 2010 incorporated by reference into this Proxy Statement.

(2)	Represents the closing market price of our Shares in U.S. dollars on December 31, 2010 and December 31, 2009.

In accordance with the Company’s emphasis on pay for performance, compensation awarded to our Named Executive Officers reflected the Company’s outstanding financial results. Specifically, in making decisions on performance-based compensation in fiscal 2010, the Compensation and Human Resources Committee weighed and considered the Company’s record performance against its industry peer group, consisting of pulp producers and other companies in the forest products industry.

The Compensation and Human Resources Committee does not rely upon any predetermined formulas or limited set of criteria when it evaluates the performance of our Named Executive Officers but rather focuses on individual objectives and their effects in respect of the Company’s overall goals.

Base Salaries.  Based on the criteria underlying our base salary compensation and a review of market compensation for fiscal 2010, we did not make adjustments to the base salaries of our Chief Executive Officer and Chief Financial Officer from the 2009 levels, which were frozen at 2008 levels. Salaries for our other NEOs increased slightly by between approximately 3.3% and 4.5%, primarily as a result of cost of living adjustments.

Bonuses.  As a result of the Company’s strong fiscal 2010 performance, our NEOs generally received significantly higher cash incentive bonuses compared to 2009. Specifically, in making its compensation decisions regarding bonuses for our Named Executive Officers in respect of their fiscal 2010 performance, the Compensation and Human Resources Committee reviewed the Company’s financial performance and each NEO’s achievement of his annual performance objectives for 2010.

Chief Executive Officer Performance.  The Compensation and Human Resources Committee evaluated Mr. Lee’s achievement of his 2010 performance objectives and his role and guidance in, among other things:

•	achieving record Operating EBITDA of €224.0 million for the fiscal year;

•	achieving record annual pulp production and electricity generating at our mills;

•	successfully completing our “green energy” project at our Celgar mill, primarily through grants provided by the Canadian government;

•	effectively extending the maturity of our senior unsecured indebtedness by issuing $300 million in aggregate principal amount of 9.5% Senior Notes due 2017, the proceeds of which, along with cash on hand, were used to acquire approximately 93.2% of our 9.25% Senior Notes due 2013, the remainder of which were redeemed in February 2011;

•	successfully negotiating the conversion of $21.2 million of our 8.5% Convertible Senior Subordinated Notes due 2012 into equity and repaying the balance of our 8.5% Convertible Senior Subordinated Notes due 2010;

•	leading and driving our focus and expansion on carbon neutral bio-energy generation and sales;

•	continuing the strong safety and environmental performance at our three mills; and

•	continuing to focus on cost reductions and working capital management.

Other NEO Performance.  In determining the bonus compensation for our other Named Executive Officers, the Compensation and Human Resources Committee weighed the Company’s overall financial performance, evaluated each NEO’s contributions to the Company’s accomplishments set out above and reviewed each NEO’s individual performance and achievement of our 2010 performance objectives.

The Compensation and Human Resources Committee’s cash bonus awards to our Named Executive Officers are set forth in the following table:

Name	Cash Bonus

Jimmy S.H. Lee	$484,021
David M. Gandossi	$344,727
Claes-Inge Isacson	$85,134
Wolfram Ridder	$63,785
Leonhard Nossol	$60,204

Incentive Equity Grants or Awards.  In 2010, Shareholders approved our 2010 Stock Incentive Plan, which replaced the 2004 Stock Incentive Plan. The 2010 Stock Incentive Plan allows the Compensation and Human Resources Committee to grant equity awards to our NEOs in the form of options, stock appreciation rights, restricted stock, restricted stock rights, performance shares and performance share units.

Performance Shares and Units.  In both fiscal 2010 and 2009, the Compensation and Human Resources Committee did not grant any awards to our Named Executive Officers under the Performance Incentive Supplement or either our 2004 Stock Incentive Plan or our 2010 Stock Incentive Plan. However, in February 2011, we awarded performance share units to our entire senior management, including all of our NEOs under our 2010 Stock Incentive Plan.

The following table sets forth the number of performance share units awarded to our Named Executive Officers in February 2011:

Name	Performance Share Units Granted(1)(2)

Jimmy S.H. Lee	198,008
David M. Gandossi	92,883
Claes-Inge Isacson	29,180
Wolfram Ridder	57,339
Leonhard Nossol	51,565

(1)	Each performance share unit awarded was valued at $13.05, which was the closing market price of the Shares on February 16, 2011, the last trading day prior to the date of the award.

(2)	These awards are eligible to vest over a three-year period commencing in 2014, based upon performance criteria established by the Compensation and Human Resources Committee.

The number of performance share units granted to each NEO is based on each NEO’s 2011 Base Salary in U.S. dollars multiplied by 300% for Mr. Lee, 200% for Mr. Gandossi and 150% for each of Mr. Isacson, Mr. Ridder and Mr. Nossol and divided by the closing market price of the Shares on the date immediately before the date of the award. The number of performance share units granted to Mr. Isacson was reduced to reflect the term of his current employment contract, which is less than the performance period.

The number of performance share units granted to each NEO represents the maximum number of Shares to which the individual may be entitled. The number of Shares actually earned will be based on the achievement of the performance criteria established by the Compensation and Human Resources Committee, which are set out beginning on page 35 of this Proxy Statement. One half of these performance share units are eligible to vest in 2014, with the remainder to vest annually in equal amounts in 2015 and 2016, respectively. However, all of the performance share units granted to Mr. Isacson are eligible to vest on July 31, 2012.

Additionally, performance awards previously granted to our senior management in 2008 under our 2004 Stock Incentive Plan vested in March 2011. As a result, Mr. Lee, Mr. Gandossi, Mr. Isacson, Mr. Ridder and Mr. Nossol were issued 106,755, 55,421, 50,466, 38,386 and 34,550 Shares, respectively. Details of such issuances are set out beginning on page 34 of this Proxy Statement.

Restricted Stock Grants.  In connection with the Company’s superior financial and operational performance in fiscal 2010, the Compensation and Human Resources Committee awarded Mr. Lee 200,000 shares of restricted stock in March 2011, which will vest and become non-forfeitable in equal annual installments from 2012 to 2016. In the event of Mr. Lee’s departure from the Company prior to 2016, any unvested restricted shares will be forfeited. This award is intended to provide a reward for sustained value creation, to build the Chief Executive Officer’s equity interest in the Company and as recognition that the Company does not provide any pension or other post-retirement benefits to its Chief Executive Officer.

Compensation Framework

Our compensation philosophy for our Named Executive Officers is principally performance-based to support the Company’s overall business objectives and increase long-term Shareholder value. We also believe that it is appropriate for certain components of compensation to decline during periods of economic stress, reduced earnings and significantly lower share prices and to increase during periods of increased earnings and higher share prices.

Overall, the principal objectives of the compensation program for our Named Executive Officers are to:

•	Attract, retain and motivate our NEOs, whose efforts and judgments are vital to our continued success;

•	Create an environment in which our NEOs are motivated to achieve and maintain superior performance levels and goals consistent with our overall business strategy;

•	Reward and compensate our NEOs for their contribution to our overall success and for their individual performance during the relevant fiscal year; and

•	Align the interests of our NEOs with the long-term interests of our Shareholders.

To achieve our objectives, we use the following principles in the design and administration of the compensation program for our Named Executive Officers:

•	Market Competitiveness. Our Named Executive Officers’ total compensation levels should be competitive and at market median with other comparable companies operating within the forest products industry and other companies with which the Company competes for executive talent.

•	At Risk Incentive Pay. A greater percentage of compensation for senior management should be tied to performance against measurable objectives, the majority of which are directly tied to Company performance, to achieve payouts.

•	Pay-for-Performance. Compensation should be linked to individual and Company performance.

•	Shareholder Alignment. Rewards should be linked to the creation of long-term Shareholder value through the use of equity-based awards as a portion of our Named Executive Officers’ compensation.

•	Flexible Short-Term and Long-Term Incentives. Fixed and variable and short and long-term compensation programs should be balanced to reinforce a performance-based culture.

•	Employee Understanding. Overall compensation simplicity should be maintained to ensure broad employee understanding and acceptance.

Administration, Procedure and Role of the Compensation and Human Resources Committee

The Compensation and Human Resources Committee determines our compensation objectives, philosophy and forms of compensation and benefits for executive officers. The Compensation and Human Resources

Committee submits several key compensation elements for our executive officers to the independent members of the full Board for their review and approval.

The Compensation and Human Resources Committee, which is comprised entirely of independent directors, continually reviews and considers best practices in executive compensation, shareholder expectations and compensation practices of “peer group” companies in making its decisions regarding appropriate compensation levels.

In making compensation decisions, the Compensation and Human Resources Committee considers a number of other sources, including:

Individual Officer Performance Evaluations.  The Compensation and Human Resources Committee annually evaluates the performance and individual accomplishments of our Chief Executive Officer and our other NEOs. Such evaluation is a subjective analysis conducted, in part, with reference to the performance measures discussed below. Further, as part of the evaluation, the Compensation and Human Resources Committee meets and reviews with our Chief Executive Officer his evaluation of the performance of each of the other NEOs.

Information Provided by our Executive Officers.  Among the information considered by the Compensation and Human Resources Committee in making its compensation decisions are projections for financial performance provided by our Chief Financial Officer including revenues, total mill production and sales, mill margins, commission and selling expenses, Operating EBITDA (which we define as operating income from continuing operations plus depreciation and amortization) and net earnings. In addition, our Chief Operating Officer provides certain mill performance information relating to our operations and those of some of our competitors.

Independent Consultants.  The Compensation and Human Resources Committee has the authority to engage independent compensation consultants. It has in the past and may in the future engage an outside consultant to assist the Committee in assessing the Company’s executive compensation programs.

Our Compensation and Human Resources Committee engaged Towers Watson & Co. (“Towers Watson”) as compensation consultants in making its compensation decisions for 2010. The executive compensation services provided by Towers Watson included reviewing potential payout cycles in regard to the performance awards to be granted under the 2010 Stock Incentive Plan to the Company’s executive officers, the number of performance share units to be granted, and the target percentage compared to the Company’s peer group. Towers Watson’s fees for executive compensation consulting to the Compensation and Human Resources Committee were $29,937.

Towers Watson has also been retained by the Company to assist in the administration of the Celgar mill’s employee pension plan. In particular, Towers Watson advises the Company’s management on the administration of the plan, provides actuarially and valuation calculations and conducts regular reviews of the performance of the plan. Towers Watson’s fees for such services in fiscal 2010 were $252,936.

Based on the policies and procedures implemented by the Compensation and Human Resources Committee and by Towers Watson to ensure the objectivity of Towers Watson’s executive compensation consulting services, the Compensation and Human Resources Committee believes that the consulting advice it received from Towers Watson is objective and not influenced by Towers Watson’s other relationships with the Company.

Geographic Considerations.  As our operations are located in Europe and North America, we also consider local market demands, availability of qualified management and the local cost of living.

Peer Group Comparisons.  In addition to periodically seeking advice from independent consultants, the Compensation and Human Resources Committee considers and evaluates executive compensation levels and programs through comparisons on an annual basis based on available information for certain “peer group” companies principally comprised of “mid-cap” North American forest products companies. We review compensation paid at these companies because their business and size make them most comparable to us and to ensure that our compensation levels are within the range of comparative norms. In 2010, using public filings, the Compensation and Human Resources Committee considered the executive compensation levels, including benefits and perquisites, of a number of such companies, including Catalyst Paper Corporation, Fibrek Inc., Rottneros AB, Tembec Inc., Fibria Cellulose AB, West Fraser Timber Co. Ltd. and Canfor Pulp Limited Partnership.

The following chart outlines the financial information of our Canadian peer companies in Canadian dollars as at and for the year ended December 31, 2010.

	Revenue	Assets	Market Cap
Company	($Mils)	($Mils)	($Mils)

Canfor Pulp Limited Partnership	814	838	1,023
Catalyst Paper Corporation	1,202	2,091	90
Fibrek Inc.	389	700	143
Tembec Inc.	1,633	1,104	428
West Fraser Timber Co. Ltd.	2,612	2,813	2,006
25th Percentile	601	769	116
50th Percentile	1,202	1,104	428
75th Percentile	2,122	2,452	1,515
Mercer International Inc.	930	1,627	324

Note: Data sourced from Standard & Poor’s Capital IQ in Canadian dollars as of the most recent fiscal year. Market capitalization as at December 31, 2010.

The Compensation and Human Resources Committee considers the total direct compensation for our Named Executive Officers, long-term incentives and program costs in the context of the performance of the Company relative to the peer group companies. We target salaries, bonuses and incentive compensation towards a median level or 50th percentile range on a size and geographic adjusted basis relative to peer companies for similar experienced executives performing similar duties. Generally, awards are made within this range, although our program is flexible enough to allow our Compensation and Human Resources Committee to provide compensation above or below the 50th percentile in cases of exceptional individual performance or other individual factors relating to a Named Executive Officer’s performance. We benchmark against median compensation because it allows us to attract and retain executives, provides an incentive for executives to strive for better than average performance to earn better than average compensation and helps us to manage the overall cost of our compensation program.

While we believe it is important to periodically review benchmarking data to determine how our executive compensation program compares to the programs used by our peer group companies, such reference points are only one element used in structuring our executive compensation program.

Total Compensation.  The Compensation and Human Resources Committee reviews total compensation levels for our Named Executive Officers at least annually, including each element of compensation provided to an individual Named Executive Officer and the proportion of his total compensation represented by each such element. In determining the appropriate target total compensation for each NEO, the Compensation and Human Resources Committee reviews each individual separately and considers a variety of factors in establishing his target compensation. These factors may include the Named Executive Officer’s time in position, unique contribution or value to the Company, recent performance, and whether there is a particular need to strengthen the retention aspects of the NEO’s compensation.

In its review, the Compensation and Human Resources Committee also considers benchmarking information with respect to our peer companies with the goal of targeting overall compensation for our Named Executive Officers within the median range. The Compensation and Human Resources Committee has no predetermined specific policies on the percentage of total compensation that should be “cash” versus “equity” or “short-term” versus “long-term”. The Compensation and Human Resources Committee’s practice is to consider peer company data and these relationships in the context of our compensation philosophy to determine the overall balance and reasonableness of our NEOs’ total compensation packages.

Participation of Executive Officers.  With the exception of our Chief Executive Officer, our Named Executive Officers typically do not play a role in evaluating or determining executive compensation programs or levels. For fiscal 2010, our Chief Executive Officer submitted for consideration to our Compensation and Human Resources Committee performance evaluations for our other Named Executive Officers and recommendations as to their compensation levels, including bonuses. These recommendations were both subjective determinations and objective recommendations based upon performance against performance goals. Such recommendations were also consistent with our compensation objectives.

Compensation Elements

We use four principal components in the overall compensation of our Named Executive Officers.

Base Salaries.  Base salaries for our Named Executive Officers provide base compensation for day-to-day performance and are based primarily upon job responsibilities, level of experience and skill as well as performance compared with annually established financial or individual objectives. In addition, the impact a Named Executive Officer is expected to make to our business in the future is considered. We also consider our base salaries in the context of the markets in which we operate with the objective of attracting and retaining the personnel required to run the Company. The Compensation and Human Resources Committee normally considers salary adjustments for executive officers annually in the first quarter of the year.

Bonuses.  We generally provide annual incentive opportunities in the form of cash bonuses to our Named Executive Officers to motivate their performance in meeting our current year’s business goals and encourage superior performance. These bonuses are awarded based on the expectations of the directors and management for our financial and operating performance in a particular period and the contribution of a Named Executive Officer in achieving the Company’s goals as well as the individual goals which are established for each NEO based upon such NEO position and responsibility. Each year, the Company establishes a business plan for the forthcoming year. Based on this business plan, the Compensation and Human Resources Committee considers the financial, strategic and other goals for the Company outlined by our NEOs. The Compensation and Human Resources Committee uses this business plan as one benchmark to measure our NEOs’ performance in achieving the Company’s goals. The Compensation and Human Resources Committee also considers the contribution of a Named Executive Officer to our business and operations generally. The Compensation and Human Resources Committee awards bonuses on a “discretionary basis” without a predetermined formula or specific weighting for any particular factor. Also, in determining the bonuses to be paid to our NEOs other than our Chief Executive Officer and Chief Financial Officer, the Compensation and Human Resources Committee considers recommendations by our Chief Executive Officer.

Incentive Equity Grants or Awards.  Our NEOs may be granted long-term equity incentives in the form of options, restricted stock, restricted stock rights, performance shares, performance share units and/or share appreciation rights under our 2010 Stock Incentive Plan, which replaced the Company’s 2004 Stock Incentive Plan. However, the terms of the 2004 Stock Incentive Plan will govern prior awards until all awards under the 2004 Stock Incentive Plan (including performance awards granted under the Performance Incentive Supplement) have been exercised, forfeited, cancelled, expired or terminated in accordance with the terms of such plan. Awards under the 2010 Stock Incentive Plan are generally granted based upon the long-term financial and operating expectations of our directors and management and the contribution an executive officer is expected to make in the future in achieving those targets.

Performance for awards previously outstanding under the Performance Incentive Supplement were measured over a three-year period commencing from January 1 of the year an award was granted and were scheduled to vest in the year following the completion of the performance period. The performance criteria used by the Compensation and Human Resources Committee to determine the achievement of performance objectives by a NEO under the 2004 Stock Incentive Plan was based 40% on the Company’s Operating EBITDA per tonne of pulp, 40% on the Company’s Share price performance to a chosen peer group and 20% based upon strategic leadership, direction and overall performance by an individual NEO. See “Narrative Disclosure to Grant of Plan-Based Awards Table”. All of the performance awards previously granted under the Performance Incentive Supplement vested in March 2011.

Performance for awards granted under the 2010 Stock Incentive Plan is also measured over a three-year period commencing from January 1 of the year the award was granted, however, such awards will generally vest incrementally over three years following the completion of the performance period. The incremental vesting of awards is intended to provide added retention value for our NEOs beyond the performance period. The performance criteria used by the Compensation and Human Resources Committee to determine the achievement of performance objectives by a NEO under the 2010 Stock Incentive Plan is based 40% on the Company’s Operating EBITDA in Euros per tonne of NBSK pulp (as reported quarterly, annually and for the performance period), 40% on the Company’s Share price performance as reported in local currency quarterly, annually and for the performance period relative to the Company’s peer group, and 20% based upon individual leadership and strategic initiatives taken by an individual NEO as determined in the sole discretion of the Compensation and Human Resources Committee. See “Narrative Disclosure to Grant of Plan-Based Awards Table”.

Awards under both the 2004 Stock Incentive Plan and the 2010 Stock Incentive Plan generally produce value to our NEOs if the price of our Shares appreciates, thereby aligning the interests of our Named Executive Officers with those of Shareholders through increased Share ownership. Equity-based compensation and ownership is used to ensure NEOs have a continuing stake in the long-term success of the Company and for retention purposes.

In accordance with our 2004 Stock Incentive Plan, our 2010 Stock Incentive Plan, as well as our standard practice, all equity awards thereunder are granted at fair market value as of the date of grant. We define “fair market value” as the closing price of our Shares quoted on NASDAQ on the business day immediately preceding the date of grant.

The Compensation and Human Resources Committee reviews incentive grants on an annual basis as part of its analysis of total compensation and the balance between the different elements thereof.

Benefits.  In addition to the components of the compensation discussed above, we provide a number of other benefits to our Named Executive Officers for the purpose of providing security for current and future needs of executives which are structured to be within a reasonably competitive range relative to peer companies. These benefits are set forth in Footnote 10 to the Summary Compensation table on page 32 of this Proxy Statement and consist primarily of automobile, health and retirement programs. Automobile benefits include the lease of a vehicle along with the fuel and maintenance costs thereon. Health benefits may include periodic physical consultations, dental and pharmaceutical benefits. Under our retirement programs, contributions are made to a defined contribution pension arrangement to the extent permissible by law on a tax deferred basis. Depending on the retirement program, amounts in excess of those allowed by tax authorities are recorded in unfunded accounts or remitted to an investment account with a third party fund until retirement or termination.

Pursuant to the terms of his employment agreement with us, our Chief Executive Officer receives, in lieu of other benefits such as automobile, medical and retirement programs, a lump sum living allowance of €75,000 in recognition of his significant travel schedule. No specific allocation is made in connection with the living allowance for any particular perquisite.

Change of Control and Severance Agreements

A number of the employment agreements we have entered into with our Named Executive Officers provide for specified payments and other benefits in the event of a change of control. Such change of control provisions are described in greater detail under “Employment Agreements with our Named Executive Officers” beginning on page 32 and under “Potential Payments upon Termination or Change in Control” beginning on page 35 of this Proxy Statement. The purpose of the change of control agreements is to encourage key management personnel to remain with the Company and to help avoid distractions and conflicts of interest in the event of a potential or actual change of control of the Company so that the executives will focus on a fair and impartial review of any proposal on the maximization of value. We believe that we have structured agreements to be reasonable and to provide a temporary level of protection to the Named Executive Officer in the event of employment loss due to a change of control. In addition, our 2010 Stock Incentive Plan provides that upon the termination of employment of any Named Executive Officer within 12 months of a change in control, each outstanding option and stock appreciation right held by such NEO shall automatically become fully and immediately vested and exercisable, each share of restricted stock or restricted stock right shall become fully and immediately vested and all forfeiture and transfer restrictions thereon shall lapse, and each outstanding performance share or performance share unit shall become immediately payable. The accelerated vesting and exercisability in the event of a termination of employment occurring subsequent to a change in control is intended to allow executives to recognize the value of their contributions to the Company and not affect management decisions following termination.

The employment agreements of our NEOs provide for severance payments in certain circumstances. The specific amounts that a particular Named Executive Officer would receive as a severance payment are described under “Potential Payments Upon Termination of Change of Control” beginning on page 38 of this Proxy Statement.

Post-Retirement Compensation

We provide retirement benefits to our Named Executive Officers, other than our Chief Executive Officer, through our North American and European retirement programs.

The North American program is a defined contribution type structure whereby a contribution of 10% of base salary, along with 5% of any cash bonus paid, is remitted to an investment account held in the name of the employee on a tax deferred basis. To the extent that the contributions exceed limits established by tax statute, the amount that exceeds the limit is credited to an unfunded account. Our Chief Financial Officer is the only Named Executive Officer participating in the North American program.

The European program is a defined contribution type structure whereby a contribution of 10% of base salary along with 5% of any cash bonus paid is remitted to an investment account held in the name of the employee on a tax deferred basis. To the extent that the contributions exceed limits established by tax statute, the amount that exceeds the limit is paid to a fund managed by a third party where it is held on the employee’s behalf. Messrs. Isacson, Ridder and Nossol are the Named Executive Officers participating in the European program.

Performance Measures

As part of the annual performance evaluations it conducts for our NEOs, the Compensation and Human Resources Committee, among other things, considers the following performance measures:

•	Operating EBITDA — We consider Operating EBITDA to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset management changes are not an actual cost, and depreciation expense varies widely from company to company in a manner we consider largely independent of the underlying cost efficiency of their operating facilities;

•	Operating EBITDA per tonne of NBSK pulp as compared to our peer group;

•	Our financial and operating targets for a period and the contributions of our Named Executive Officers in achieving these targets;

•	Contributions of our NEOs to our business and operations generally;

•	Our NEOs’ progress on meeting approved individual goals for the year;

•	The Company’s Share performance relative to our peer group; and

•	Contributions of our NEOs to the successful completion of major transactions such as material acquisitions or financing related transactions.

The above performance measures are evaluated based on the overall judgment of the Compensation and Human Resources Committee without giving fixed of specific weighting to any particular measure.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount the Company may deduct for compensation paid to any of its most highly compensated executives in any year. The levels of salary and bonus generally paid by us do not exceed this limit. Upon the exercise of non-qualified stock options, the excess of the current market price over the option price (the “spread”) is treated as compensation and therefore it may be possible for option exercises by an executive in any year to cause the executive’s total compensation to exceed $1,000,000. Under U.S. income tax regulations, the spread compensation from options that meets certain requirements will not be subject to the $1,000,000 cap on deductibility and it is the Company’s current policy generally to grant options that meet these requirements. To this end, the 2010 Stock Incentive Plan has been approved by our Shareholders. However, in the future, the Compensation and Human Resources Committee may elect to exceed the tax deductible limits if it determines it is necessary to meet competitive market pressures and to ensure that it is able to attract and retain top talent to successfully lead the Company.

Summary

We believe that our executive compensation program has been appropriately designed to attract, retain and motivate our Named Executive Officers, drive financial performance, encourage teamwork throughout our Company and align the interests of our NEOs with the long-term interests or our Shareholders.

We believe that our 2010 compensation levels fairly reflect our record performance results during 2010. We also believe that our 2010 compensation levels are appropriate relative to our peer companies. We monitor our programs in the marketplaces in which we compete for talent and changing trends in compensation practices in an effort to maintain an executive compensation program that is competitive, performance driven, consistent with shareholder interests and fair and reasonable overall.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information regarding the compensation awarded to, earned by, or paid to our Named Executive Officers. All of our NEOs are paid in currencies other than United States dollars. Mr. Gandossi is paid in Canadian dollars and the remaining NEOs are paid in Euros. In this Proxy Statement, unless otherwise noted, such amounts have been converted into United States dollars using the relevant average exchange rate for the year based on the noon buying rates as certified for customs purposes by the Federal Reserve Bank of New York and posted by the Federal Reserve Board of Governors:

							Change in
							Pension Value
							and Non-
							qualified
							Deferred
				Stock		Non-Equity	Compensation	All Other
Name and Principal		Salary(2)	Bonus	Awards(8)	Option	Incentive Plan	Earnings(9)	Compensation(10)	Total
Position	Year(1)	($)	($)	($)	Awards ($)	Compensation ($)	($)	($)	($)

Jimmy S. H. Lee(3)	2010	464,129	484,021	—	—	—	—	99,456	1,047,606
Chief Executive Officer	2009	487,690	237,819	—	—	—	—	104,505	830,014
	2008	514,675	—	—	—	—	—	110,288	624,963
David M. Gandossi(4)	2010	342,299	344,727	—	—	—	25,889	34,425	747,340
Secretary, Executive Vice President and	2009	297,854	111,695	—	—	—	20,335	32,105	461,989
Chief Financial Officer	2008	318,680	79,670	—	—	—	25,489	32,037	455,876
Claes-Inge Isacson(5)	2010	448,216	85,134	—	—	—	—	48,222	581,572
Chief Operating Officer	2009	452,855	60,334	—	—	—	—	29,336	542,525
	2008	477,913	67,643	—	—	—	—	31,128	576,684
Wolfram Ridder(6)	2010	351,920	63,785	—	—	—	—	48,877	464,582
Vice President of	2009	357,825	50,720	—	—	—	—	51,401	459,946
Business Development	2008	377,624	62,937	—	—	—	—	53,263	493,824
Leonhard Nossol(7)	2010	308,482	60,204	—	—	—	—	48,093	416,779
Group Controller, Europe and	2009	310,597	45,425	—	—	—	—	49,649	405,671
Managing Director of Rosenthal	2008	336,133	56,320	—	—	—	—	51,997	444,450

(1)	Year to year changes reflect both increases in compensation and foreign exchange fluctuations. Based upon the exchange rate as at December 31, 2010, the U.S. dollar had increased by approximately 7% in value against the Euro and decreased by approximately 5% against the Canadian dollar since December 31, 2009. Where amounts shown were paid in Euros or Canadian dollars, such amounts were converted using the applicable average Federal Reserve Bank of New York noon spot rate for 2010.

(2)	The amount reported in this column for each Named Executive officer reflects the dollar amount of base salary paid, including salary increases.

(3)	The terms of Mr. Lee’s employment agreement, entitle him to housing and other perquisites not to exceed in aggregate €75,000 annually and other compensation as determined by the Compensation and Human Resources Committee which amount is reflected in the column “All Other Compensation”.

(4)	In 2010, we contributed $40,420 to Mr. Gandossi’s retirement plan under our North American retirement program which amount is reflected in the columns “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” and “All Other Compensation”. Details of our North American and European retirement programs are set out beginning on page 36 of this Proxy Statement.

(5)	In 2010, we contributed $47,693 to Mr. Isacson’s retirement plan under our European retirement program which amount is reflected in the column “All Other Compensation”.

(6)	In 2010, we contributed $38,327 to Mr. Ridder’s retirement plan under our European retirement program which amount is reflected in the column “All Other Compensation”.

(7)	In 2010, we contributed $33,855 to Mr. Nossol’s retirement plan under our European retirement program which amount is reflected in the column “All Other Compensation”.

(8)	Stock awards previously awarded to Named Executive Officers consist primarily of performance shares and units. The amounts shown represent the aggregate grant date fair value during the indicated fiscal year of the awards granted to our Named Executive Officers in 2010 and prior fiscal years as determined in accordance with ASC 718. The fair value is disclosed as $nil for the 2010, 2009 and 2008 fiscal years because, pursuant to ASC 718, the performance shares and units previously awarded to Named Executive Officers were not considered to be granted until fiscal year 2011 due to the fact that the underlying performance conditions were based on performance targets which are not determinable until December 31, 2010. The performance shares and units were awarded on February 19, 2008 and vested on March 1, 2011. As at March 1, 2011, the closing share price of our shares of common stock was $13.86. Details on the stock awards can be found in the Grant of Plan-Based Awards Table and the Outstanding Equity Awards at Fiscal Year End Table on pages 33 and 36 of this Proxy Statement.

(9)	The amount set forth in this column for Mr. Gandossi reflects the annual change in the value, including interest, of his unfunded account which account records those retirement plan contributions in excess of the applicable statutory limit.

(10)	Included in “All Other Compensation” for the fiscal years ended December 31, 2010, 2009 and 2008 are benefits and perquisites which consist of the following:

			Retirement Plan
Name	Year	Auto ($)	Contributions ($)	Other ($)

Jimmy S. H. Lee	2010	—	—	$99,456 (living allowance)
	2009	—	—	$104,505 (living allowance)
	2008	—	—	$110,288 (living allowance)
David M. Gandossi	2010	10,967	21,363	$2,095 (life insurance and special medical)
	2009	11,836	18,397	$1,872 (life insurance and special medical)
	2008	11,334	18,746	$1,957 (life insurance and special medical)
Claes-Inge Isacson	2010	529	47,693	—
	2009	177	29,159	—
	2008	444	30,684	—
Wolfram Ridder	2010	10,550	38,327	—
	2009	11,086	40,315	—
	2008	11,099	42,164	—
Leonhard Nossol	2010	14,238	33,855	—
	2009	14,961	34,688	—
	2008	15,789	36,208	—

Narrative Disclosure to Summary Compensation Table

Employment Agreements with our Named Executive Officers

We have entered into employment agreements with each of our NEOs. The following summary of certain material terms of such agreements is not complete and is qualified by reference to the full text of each agreement on file with the SEC.

Mr. Lee is a party to an amended and restated employment agreement with us dated effective April 28, 2004 which provides for an annual base salary of €325,000 (which number is reviewed by the Board or the Compensation and Human Resources Committee annually), housing and other perquisites not to exceed in aggregate €75,000 annually and other compensation as determined by the Board or the Compensation and Human Resources Committee as applicable. The agreement continues in effect until Mr. Lee’s employment with us is terminated. Mr. Lee may terminate his employment with us at any time for good reason within 180 days after the occurrence of any good reason event and we may terminate his employment with cause.

Mr. Gandossi is a party to an employment agreement with us dated effective August 7, 2003 which provides for an annual base salary of CDN$320,000 (which number is reviewed by the Board or the Compensation and Human Resources Committee annually), participation in our bonus program and North American retirement program as well as certain other benefits and perquisites. The agreement provides for the continued employment of Mr. Gandossi as chief financial officer, executive vice-president and secretary for a period of 36 months, with an automatic 12 month renewal if the Company does not provide written notice of its intention not to renew the agreement at least 12 months before the original term expires. Thereafter, the agreement provides for successive 12 month renewals unless the Company provides written notice of its intention not to renew 360 days in advance of the expiry of the then term thereof. Mr. Gandossi may terminate his employment with us at any time for good reason within 180 days after the occurrence of any good reason event and we may terminate his employment with cause.

Mr. Isacson is a party to an amended and restated employment agreement with us dated effective January 1, 2011 which provides for an annual base salary of €350,000 (which number is reviewed by the Board or the Compensation and Human Resources Committee annually), an annual bonus based on two months salary and the achievement of specific objectives with an opportunity to exceed the same in the event of exceptional performance. Mr. Isacson is also entitled to certain other benefits and perquisites including participation in our European retirement program. The agreement may be terminated by either party by giving six months’ notice and in any event will terminate on July 31, 2012.

Mr. Ridder is a party to an employment agreement with our wholly owned subsidiary Stendal Pulp Holding GmbH dated effective October 2, 2006 which provides for an annual base salary of €247,200 (which number is reviewed by the Board or the Compensation and Human Resources Committee annually) and a yearly bonus of up to 25% of the annual gross salary depending upon targets mutually agreed upon between Mr. Ridder and our Chief Executive Officer. Mr. Ridder is also entitled to certain other benefits and perquisites including participation in our European retirement program. The agreement may be terminated by either party at June 30 or December 31 of each year by giving six months’ notice and in any event will terminate at the time Mr. Ridder reaches the age of 65. In the event of a direct or indirect change in majority ownership of the Company, the notice period increases to twelve months.

Mr. Nossol is a party to an employment agreement with our wholly-owned subsidiary ZPR GmbH (formerly ZPR Geschäftsführungs GmbH) dated effective August 18, 2005 which provides for an annual base salary of €200,000 (which number is reviewed by the Board or the Compensation and Human Resources Committee annually), an annual bonus based on two months’ salary and certain benefits and perquisites including participation in our European retirement program. The agreement may be terminated by either party by giving six months’ notice and in any event will terminate at the time Mr. Nossol reaches the age of 65.

Grant of Plan-Based Awards Table

The following table sets forth information regarding awards granted pursuant to both our 2004 Stock Incentive Plan and our 2010 Stock Incentive Plan during 2010 to our Named Executive Officers:

									All Other
								All Other	Option		Grant
								Stock	Awards:		Date Fair
		Estimated Future Payouts						Awards:	Number of	Exercise	Value of
		Under Non-Equity Incentive			Estimate Future Payouts Under			Number of	Securities	or Base	Stock and
		Plan Awards			Equity Incentive Plan Awards(2)			Shares of	Underlying	Price of	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options	Option	Awards(3)
Name	Grant Date(1)	($)	($)	($)	(#)	(#)	(#)	Units (#)	(#)	Awards ($)	($)

Jimmy S.H. Lee	—	—	—	—	—	87,345	116,460	—	—	—	—
David Gandossi	—	—	—	—	—	41,721	62,271	—	—	—	—
Claes-Inge Isacson	—	—	—	—	—	34,938	58,230	—	—	—	—
Wolfram Ridder	—	—	—	—	—	26,574	44,291	—	—	—	—
Leonhard Nossol	—	—	—	—	—	23,919	39,865	—	—	—	—

(1)	The Compensation and Human Resources Committee did not grant performance awards to any of our NEOs in 2010 under our Performance Incentive Supplement or our 2010 Stock Incentive Plan. The last of the performance awards granted to our Named Executive Officers prior to December 31, 2010 were made in February 2008 and vested on March 1, 2011. Additionally, in February 2011, the Compensation and Human Resources Committee granted 428,975 performance share units under our 2010 Stock Incentive Plan to our NEOs. Please see the narrative disclosure below for a description of the material terms of such performance awards.

(2)	The “Threshold” amount reported reflects the fact that, if threshold performance is not satisfied, a NEO’s rights with respect to the award are forfeited. The “Target” amount reported represents vesting of a minimum percentage of the performance award if the minimum acceptable objective is achieved (as determined by the

Compensation and Human Resources Committee) and the “Maximum” amount reported represents vesting of 100% of the performance award if the maximum realistic objective is achieved (as determined by the Compensation and Human Resources Committee).

(3)	Stock awards previously awarded to Named Executive Officers consist primarily of performance shares and units. The amounts shown represent the aggregate grant date fair value during the indicated fiscal year of the awards granted to our Named Executive Officers in 2010 and prior fiscal years as determined in accordance with ASC 718. The fair value is disclosed as $nil for the 2010 fiscal year because, pursuant to ASC 718, the performance shares and units previously awarded to Named Executive Officers were not considered to be granted until fiscal year 2011 due to the fact that the underlying performance conditions were based on performance targets which were not determinable until December 31, 2010. The performance shares and units were awarded on February 19, 2008 and vested on March 1, 2011. As at March 1, 2011, the closing share price of our shares of common stock was $13.86.

Narrative Disclosure to Grant of Plan-Based Awards Table

Performance Incentive Supplement

In 2010, the Compensation and Human Resources Committee did not grant any performance awards to any of our NEOs under the Performance Incentive Supplement. The last performance awards granted to our Named Executive Officers under the Performance Incentive Supplement occurred in February 2008, when 116,460 performance shares were awarded to Mr. Lee, and 62,271, 58,230, 44,291, and 39,865 performance units were awarded to Mr. Isacson, Mr. Ridder and Mr. Nossol, respectively. Performance shares are subject to certain restrictions and are required to be deposited with the Company until vesting and the lapse of such restrictions. The lapse of the restrictions on the performance shares and the vesting of such performance shares are contingent upon the achievement of certain specified performance objectives including Company performance, Share price performance and individual performance. Similarly, the vesting of the performance units is also contingent upon the achievement of such performance objectives.

Performance was measured over a three year-period which commenced on January 1 in the year where the award was granted. Determinations as to the achievement of the performance objectives by a Named Executive Officer and the number of Shares that ultimately vested and were awarded were made by the Compensation and Human Resources Committee at the end of the three-year performance period with reference to the following performance criteria:

•	40% was based upon the Company’s “Operating EBITDA” (as measured by the Company at the beginning of the performance cycle) per tonne of NBSK pulp as compared to a chosen peer group;

•	40% was based upon the Company’s Share price performance relative to a chosen peer group; and

•	20% was based upon the strategic leadership, direction and other overall performance by the Named Executive Officer, all subject to adjustment by the Compensation and Human Resources Committee in its sole discretion to remove the effect of charges for restructurings, discontinued operations, acquisitions, divestitures, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent occurrence, related to the disposal or a segment or a business, or related to a change in accounting principle or otherwise.

In the event that the threshold performance stipulated for each Named Executive Officer was not satisfied, the NEO’s rights with respect to the performance award was subject to forfeit. The Compensation and Human Resources Committee also had discretion to decrease the amount of Shares issued pursuant to the performance awards, if, in the Compensation and Human Resources Committee’s view, the financial performance of the Company as a whole during the performance cycle justifies such adjustment, regardless of the extent to which the performance objectives were achieved.

The aforementioned performance shares and performance units vested on March 1, 2011. Based upon the above performance objectives, the Compensation and Human Resources Committee awarded our Named Executive Officers 90% of their respective performance share and unit grants. As a result, Mr. Lee, Mr. Gandossi, Mr. Isacson, Mr. Ridder and Mr. Nossol were issued 106,755, 55,421, 50,466, 38,386, and 34,550 Shares, respectively.

2010 Stock Incentive Plan

In 2010, the Compensation and Human Resources Committee did not grant any awards to any of our NEOs under our 2010 Stock Incentive Plan. However, in February 2011, we awarded performance share units under our 2010 Stock Incentive Plan to our Named Executive Officers as an incentive for the creation of long-term competitive operating excellence and shareholder value. Mr. Lee, Mr. Gandossi, Mr. Isacson, Mr. Ridder and Mr. Nossol each received 198,008, 92,883, 29,180, 57,339 and 51,565 performance share units, respectively. Each performance share unit represents one Share and up to the maximum number of Shares is scheduled to vest annually between January 1, 2014 and January 1, 2016 (with the exception of the performance share units granted to Mr. Isacson which are scheduled to vest on July 31, 2012) depending upon the achievement of certain specified performance criteria including Company performance, Share price performance and individual performance. Performance is measured over a three year-period which commenced on January 1, 2011 and will end on December 31, 2013. Determinations as to the achievement of the performance objectives by a Named Executive Officer and the number of Shares that ultimately vest and are awarded are made by the Compensation and Human Resources Committee at the end of the three-year performance period with reference to the following performance criteria:

•	40% is based upon the Company’s Operating EBITDA (as measured by the Company as at December 31, 2010) in Euros per tonne of NBSK pulp (as reported quarterly, annually and for the performance period) compared to the selected peer group;

•	40% is based upon the price (in local currency) of the Shares, as reported quarterly, annually and for the performance period, relative to the selected peer group (and indexed to the first quarter of 2011); and

•	20% is based on individual leadership and strategic initiatives taken by the NEO as determined in the sole discretion of the Compensation and Human Resources Committee. In particular, the Compensation and Human Resources Committee will consider the extent to which an NEO has: contributed to the articulation of a clear, concise strategic direction for the Company; has demonstrated a clear understanding of the external conditions affecting the Company’s long-term prospects; has encouraged others to accept and adapt to necessary changes; and has identified strategic opportunities and supports activities that position the Company for future success.

In determining the number of Shares to be awarded to each Named Executive Officer, the Compensation and Human Resources Committee will use the following table as guidance in evaluating the Company’s Operating EBITDA and Share price performance relative to the selected peer group:

	Relative Measure	Payout
Performance Level	(the Company against the peer group)	(% of maximum award)

Below Threshold	Less than 25th percentile	0
Threshold	25th percentile or better than two members of the peer group	50
Target	50th percentile or better than four members of the peer group	75
Maximum	75th percentile or better than six members of the peer group	100

For the purposes of determining the performance levels outlined above, Operating EBITDA will be derived from financial information calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States as measured by the Company as at December 31, 2010. The Compensation and Human Resources Committee retains the discretion to consider differences in GAAP reporting among the Company’s selected peer group in measuring EBITDA performance, as several of these peer group companies will be reporting their results of operations in 2011 pursuant to “international financial reporting standards” or already do so.

In the event of a change of control, the performance share units may vest earlier but remain subject to the aforementioned performance criteria in determining the exact number of Shares which will vest with the individual.

Additionally, on March 1, 2011, the Compensation and Human Resources Committee granted 200,000 shares of restricted stock under the 2010 Stock Incentive Plan to Mr. Lee in connection with his role as Chief Executive Officer of the Company. One fifth of these restricted shares vest and become non-forfeitable on March 1, 2012, while the remaining shares will vest and become non-forfeitable in equal annual amounts on March 1, 2013, 2014, 2015 and 2016, respectively. These shares are subject to forfeiture upon the occurrence of certain events, such as termination of employment.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity awards for our Named Executive Officers at December 31, 2010:

	Option Awards					Stock Awards
Equity
			Equity					Equity	Incentive
			Incentive					Incentive	Plan Awards:
			Plan Awards:				Market	Plan Awards:	Market or
	Number of	Number of	Number of			Number of	Value of	Number of	Payout Value of
	Securities	Securities	Securities			Shares or	Shares or	Unearned Shares,	Unearned Shares,
	Underlying	Underlying	Underlying			Units of	Units of	Units or Other	Units or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Vested(1)	Vested(2)
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)

Jimmy S. H. Lee	0	—	—	6.375	—	—	—	116,460	902,656
David M. Gandossi	100,000 (3)	—	—	5.65	September 10, 2013	—	—	62,271	482,600
Claes-Inge Isacson	—	—	—	—	—	—	—	58,230	451,283
Wolfram Ridder	20,000 (4)	—	—	7.92	September 10, 2015	—	—	44,291	343,255
Leonhard Nossol	25,000 (5)	—	—	7.92	September 10, 2015	—	—	39,865	308,953

(1)	Reflects performance awards granted to our Named Executive Officers in February 2008. The vesting of such awards was contingent upon the achievement of specified performance objectives at the end of a three-year performance cycle. These performance awards vested in March 2011.

(2)	Based on the closing Share price of $7.75 per Share on the NASDAQ Global Market as at December 31, 2010.

(3)	Mr. Gandossi’s options to acquire up to 100,000 Shares became fully vested on September 10, 2006.

(4)	Mr. Ridder’s options to acquire up to 20,000 Shares became fully vested on September 9, 2007.

(5)	Mr. Nossol’s options to acquire up to 25,000 Shares became fully vested on September 9, 2007.

Option Exercises and Stock Vested

The following table discloses the amounts received by our Named Executive Officers upon exercise of options or similar instruments or the vesting of stock or similar instruments during 2010.

	Option Awards		Stock Awards
	Number of Shares	Value Realized Upon	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise or Vesting ($)	Acquired on Vesting (#)	Vesting ($)

Jimmy S.H. Lee	—	—	—	—
David M. Gandossi	—	—	—	—
Claes-Inge Isacson	—	—	—	—
Wolfram Ridder	—	—	—	—
Leonhard Nossol	—	—	—	—

Non-Qualified Deferred Compensation

We maintain two separate retirement programs for our North American and European executive officers (other than our Chief Executive Officer).

Under the terms of our North American program, we make a contribution to a registered retirement savings plan (“RRSP”) account with a financial institution in the name of the executive officer in an amount equal to 10% of a combined total of 100% of gross salary and 50% of cash bonus payments up to the annual maximum RRSP limit

(CDN$22,000 in 2010). Amounts in excess of the annual maximum RRSP limit, are credited to an unfunded account and earn interest based on a notional growth rate of 5.23%. While the value of the unfunded account grows on a tax-free basis while retained in the Company, the executive officer will be subject to full taxation on the balance at the time the funds are withdrawn (upon retirement or termination of employment).

Our Chief Financial Officer is our only NEO participating in our North American program. In 2010, we contributed or accrued $40,420 on Mr. Gandossi’s behalf under the terms of the program.

Similarly, under the terms of our European program, we make a contribution to a German government regulated pension plan in an amount equal to 10% of a combined total of 100% gross salary and 50% cash bonus payments. In addition, to the extent that such statutory pension is limited by an annual cap (€5,552 in 2010), contributions in excess of this amount are remitted to a third party fund and held in an account in the executive officer’s name. While the value of such account grows on a tax free basis while retained with the third party fund, the executive officer will be subject to full taxation of the balance at the time the funds are withdrawn (upon retirement or termination of employment).

The NEOs participating in our European program are Messrs. Isacson, Ridder and Nossol, for whom, in 2010, we contributed on their behalf under the terms of the program, $47,693, $38,327 and $33,855, respectively.

The following table sets forth information regarding contributions, earnings and account balances described above for our Named Executive Officers under our retirement programs.

		Registrant
	Executive	Contributions in	Aggregate Earning	Aggregate	Aggregate Balance
	Contributions in	Last Fiscal	in Last Fiscal	Withdrawals/	at Last Fiscal Year
	Last Fiscal Year	Year(1)	Year(2)	Distributions	End(3)
Name	($)	($)	($)	($)	($)

Jimmy S.H. Lee	—	—	—	—	—
David M. Gandossi	—	19,055	6,832	—	145,746
Claes-Inge Isacson	—	40,330	—	—	—
Wolfram Ridder	—	30,964	—	—	—
Leonhard Nossol	—	26,493	—	—	—

(1)	Amounts in this column reflect our contributions to each of our Named Executive Officers’ respective retirement plan which are in excess of the amount permitted by applicable tax statute. We also account for these amounts in the Summary Compensation Table on page 31 of this Proxy Statement, under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column for Mr. Gandossi and under the “All Other Compensation” column for all of our other NEOs.

(2)	The amount in this column reflects interest accrued based on a notional growth rate of 5.23%.

(3)	No amounts are shown in this column for the Named Executive Officers participating in our European retirement program, as contributions in excess of statutory limits are remitted to a third party fund and the Company no longer has any obligation in respect thereof.

Potential Payments upon Termination or Change of Control

Termination

We have agreed to provide certain benefits to our Named Executive Officers in the event of the termination of their employment with us. The following table shows the estimated severance benefits that would have been payable to our NEOs if their employment was terminated without cause on December 31, 2010.

					Performance
	Cash Severance	Insurance	Stock Option	Restricted Stock	Awards
	Benefit	Continuation	Acceleration	Acceleration	Acceleration	Total
Name	($)	($)	($)	($)	($)	($)

Jimmy S. H. Lee	2,904,124	—	—	—	—	2,904,124
David M. Gandossi	689,454	—	210,000	—	—	899,454
Claes-Inge Isacson	747,027	—	—	—	—	747,027
Wolfram Ridder	237,953	—	—	—	—	237,953
Leonhard Nossol	218,214	—	—	—	—	218,214

Change in Control

We have agreed to provide certain benefits to our Named Executive Officers if their employment is terminated within a specified time after a “change of control” of the Company. The following table shows the estimated change in control benefits that would have been payable to our NEOs if a change of control had occurred on December 31, 2010.

					Performance
	Cash Severance	Insurance	Stock Option	Restricted Stock	Awards
	Benefit	Continuation	Acceleration	Acceleration	Acceleration(1)	Total
Name	($)	($)	($)	($)	($)	($)

Jimmy S. H. Lee	2,904,124	—	—	—	—	2,904,124
David M. Gandossi	2,068,363	—	210,000	—	—	2,278,363
Claes-Inge Isacson	747,027	—	—	—	—	747,027
Wolfram Ridder	457,905	—	—	—	—	475,905
Leonhard Nossol	—	—	—	—	—	—

(1)	The terms of Messrs. Lee and Gandossi’s performance awards granted in 2008 provide for 100% vesting of the award in case of a change of control. For our other Named Executive Officers, the extent to which their performance awards become vested in the event of a change of control is at the discretion of the Compensation and Human Resources Committee. For the purposes of this table, we have assumed a vesting of 85% of the performance award for each such NEO.

The terms of his employment agreement provide that, if Mr. Lee is terminated without cause or resigns for good reason, he will be entitled to a severance payment equal to three times the sum of his then annual salary plus the higher of (i) his current annual bonus, and (ii) the highest variable pay and incentive bonus received during the three years last ending prior to his termination. This amount is payable in substantially equal installments over a twelve-month period, unless (i) a change of control occurs following such termination, in which case the unpaid portion of such severance amount is payable in full in a lump sum cash payment immediately following such change of control, or (ii) if such termination occurs in contemplation of, at the time of, or within three years after a change of control, this amount is payable in a lump sum cash payment immediately following such termination. In addition, all unvested rights in any stock options and any other equity awards will vest in full and become immediately exercisable. Mr. Lee will also be entitled to any accrued benefits. If Mr. Lee’s employment with us is terminated for cause, he is not entitled to any additional payments or benefits under the agreement, other than accrued benefits (including, but not limited to, any then vested stock options and other equity grants) and a prorated bonus, which is payable immediately upon such termination. Mr. Lee’s employment agreement defines a “change of control” as the occurrence of any of certain specified events including: (1) a person, directly or indirectly: (a) becoming the beneficial owner of the greater of 15% or more of our Shares then outstanding and the Shares issuable upon conversion of our convertible notes or 20% of our then outstanding Shares; (b) having sole and/or shared voting or dispositive power over the greater of 15% or more of our Shares then outstanding and the Shares issuable upon conversion of our convertible notes or 20% of our then outstanding Shares; (2) a change in the composition of the Board occurring within a two-year period prior to such change as a result of which fewer than a majority of the Board members are incumbent Board members; (3) the solicitation of a dissident proxy, the result of which is to change the composition of the Board so that fewer than a majority of the Board are incumbent members; (4) the consummation of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the combined voting power of the continuing entity’s securities outstanding immediately after such event are owned by persons who were not stockholders prior to such event; (5) the sale of all or substantially all of our assets; or (6) the approval by our Shareholders of a plan of complete liquidation or dissolution.

Pursuant to terms of his employment agreement with us, if Mr. Gandossi is terminated without cause or resigns for good reason other than in connection with the change in control, he shall be entitled to a severance payment equal to the sum of his base salary for the remaining term of the agreement plus the annual bonuses payable for the years (or portions thereof) remaining in the term of the agreement, calculated as set forth in the agreement. The agreement also provides that, if in connection with or within eighteen months of a change in control, Mr. Gandossi voluntarily terminates his employment for good reason or is involuntarily discharged, he shall be entitled to a severance payment of three times the sum of his then current annual base salary plus the highest of (i) his then-current annual bonus, (ii) his highest variable pay and annual incentive bonus for the last three years and (iii) 50% of his current annual base salary. Mr. Gandossi’s employment agreement defines a “change of control” as the occurrence of any of certain specified events including: (1) notification by us that a person has become the beneficial owner of or has sole and/or shared voting or dispositive power over more than 20% of our Shares; (2) a change in the composition of the Board occurring within a two-year period prior to such change as a result of which fewer than a majority of the Board members are incumbent Board members; (3) the solicitation of a dissident proxy, the result of which is to change the composition of the Board so that fewer than a majority of the Board are incumbent members; (4) the consummation of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the combined voting power of the continuing entity’s securities outstanding immediately after such event are owned by persons who were not stockholders prior to such event; (5) the commencement by a person of a tender offer for more than 20% of our shares; (6) the sale of all or substantially all of our assets; (7) the commencement by or against us of a bankruptcy proceeding; or (8) the approval by our Shareholders of a plan of complete liquidation or dissolution. In addition, all unvested rights in any stock option or other benefit plans will vest in full.

The terms of Mr. Isacson’s employment agreement obligate us to provide, in the event of dismissal without cause or a change of control, a specified severance entitlement equal to eighteen months base salary plus the target bonus. The agreement defines a “change of control” as the completion of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the combined voting equity of the new entity is held by persons who were not stockholders immediately prior to the transaction.

The terms of Mr. Ridder’s employment agreement provide for a six month notice period in case of termination and 12 months in the event of a change of control which is defined as a direct or indirect change in majority ownership of the Company.

The terms of Mr. Nossol’s employment agreement provide for a six month notice period in case of termination. The agreement does not contain a change of control provision.

In addition to the terms provided for in the individual employment agreements, our 2010 Stock Incentive Plan contains provisions for accelerated vesting and exercisability of options, stock appreciation rights, restricted stock, restricted stock rights and performance awards upon termination of employment within 12 months of a change in control. The Compensation and Human Resources Committee also has the discretion to vest and make exercisable any outstanding award previously issued under the 2010 Stock Incentive Plan upon the closing of a transaction that results in a change in control.

PROPOSAL 2 — INDEPENDENT ACCOUNTANTS AND AUDITORS

Ratification of Independent Auditors

The Board requests that Shareholders ratify the selection of PricewaterhouseCoopers LLP as our independent auditors as a matter of good corporate practice.

We appointed PricewaterhouseCoopers LLP as our independent auditors in place of Deloitte & Touche LLP effective May 10, 2007 and received shareholder ratification of such appointment at our annual meeting held in June 2007. The appointment of PricewaterhouseCoopers LLP was approved by the Audit Committee and by the Board.

Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Meeting.

The selection of PricewaterhouseCoopers LLP must be ratified by a majority of the votes cast at the Meeting, in person or by Proxy, in favor of such ratification.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS.

In the event PricewaterhouseCoopers LLP are not ratified as our auditors at the Meeting, the Audit Committee will consider whether to retain PricewaterhouseCoopers LLP or select another firm. The Audit Committee may select another firm as our auditors without the approval of Shareholders, even if Shareholders ratify the selection of PricewaterhouseCoopers LLP at the Meeting.

Accountants’ Fees

The following table sets forth the fees for services provided by PricewaterhouseCoopers LLP in 2010 and 2009:

	Year Ended December 31,
	2010	2009

Audit Fees(1)	$1,250,288	$1,212,101
Audit-Related Fees(2)	$120,466	$75,461
Tax Fees(3)	$108,739	$91,015

	$1,479,493	$1,378,577

(1)	Represents fees for services rendered for the integrated audit of our annual financial statements and review of our quarterly financial statements, including fees relating to an internal control review conducted pursuant to the Sarbanes-Oxley Act of 2002.

(2)	Represents fees for services rendered for assurance and related services reasonably related to the performance of the audit or review of our financial statements but not reported under “Audit Fees”, including fees related to audit and attestation services for the Celgar pension plan, due diligence related to financings and consultations concerning financial accounting and reporting standards.

(3)	Represents fees for services rendered for tax compliance, tax advice and tax planning.

Consistent with the SEC’s requirements regarding auditor independence, our Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by our independent auditor and the fees for such non-audit services. Under the policy, the Audit Committee must pre-approve services prior to the commencement of the specified service. All services provided by our former auditor, Deloitte & Touche LLP, and PricewaterhouseCoopers LLP subsequent to July 14, 2003 have been pre-approved by the Audit Committee.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, referred to as the “Dodd-Frank Act”, enables our shareholders to vote to approve, on a non-binding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

The Company believes that the compensation policies for our Named Executive Officers are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of our Shareholders. This advisory shareholder vote, commonly referred to as a “say-on-pay vote” gives you as a Shareholder the opportunity to approve or not approve the compensation of our Named Executive Officers that is disclosed in this Proxy Statement. This vote is not intended to address any specific item of executive compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the Company asks that you indicate your support for our executive compensation policies and practices as described in the Company’s Compensation Discussion and Analysis, accompanying tables and related narrative contained in this Proxy Statement by voting “FOR” the following resolution:

RESOLVED that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s executives named in the Summary Compensation Table, as disclosed in the Company’s 2011 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables, narrative disclosure and other related tables and disclosure.

Since this say-on-pay vote is advisory it will not be binding on the Board or the Compensation and Human Resources Committee. However, the Board and our Compensation and Human Resources Committee value the opinions of our Shareholders and will review the voting results and take them into consideration when making future decisions regarding executive compensation. The affirmative vote of the holders of a majority of the Shares represented in person or by proxy entitled to vote on the proposal will be required for approval.

OUR BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL 4 — FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also provides our Shareholders with the opportunity to indicate to us how frequently we should seek an advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules. Shareholders may vote as to whether the advisory say-on-pay vote outlined in Proposal 3 above should occur every one, two, or three years, or abstain from such vote.

After taking into account various considerations, our Board has determined that an annual advisory vote on executive compensation is the most appropriate alternative for the Company. In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow Shareholders to provide direct input on the Company’s compensation philosophy, policies and practices every year. Additionally, an annual advisory vote on executive compensation is consistent with the Company’s policy of seeking input from, and engaging in discussions with, its Shareholders on executive compensation and corporate governance matters. Therefore, our Board recommends that you vote for the one-year interval in the following resolution:

RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure will include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).

The option receiving the greatest number of votes cast by Shareholders (every one, two or three years) will be considered the frequency for the advisory vote on executive compensation selected by Shareholders. Although this vote is not binding on the Board or the Company in any way, the Board will take into account the outcome of this vote when making future decisions about the frequency for holding an advisory vote on executive compensation. However, the Board retains complete discretion to hold an advisory vote on executive compensation more or less frequently than the option approved by our Shareholders in this Proposal.

OUR BOARD RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE
FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON
EXECUTIVE COMPENSATION.

FUTURE SHAREHOLDER PROPOSALS

Any proposal which a Shareholder wishes to include in the proxy statement and proxy relating to the annual meeting of Shareholders of the Company to be held in 2012 must be received by the Company on or before December 28, 2011. Upon receipt of such a proposal, the Company will determine whether or not to include the proposal in such proxy statement and proxy in accordance with applicable law. A Shareholder that wishes to present a proposal at the annual Shareholders’ meeting to be held in 2012 must submit such proposal to the Company on or before April 7, 2012 or management will have discretionary authority to vote proxies received for such meeting with respect to any such proposal. Shareholder proposals should be sent to the Secretary, Mercer International Inc., c/o Suite 2840, 650 West Georgia Street, Vancouver, B.C., V6B 4N8, Canada.

OTHER MATTERS

The directors know of no matters other than those set out in this Proxy Statement to be brought before the Meeting. If other matters properly come before the Meeting, it is the intention of the proxy holders to vote the Proxies received for the Meeting in accordance with their judgment.

Our 2010 Annual Report will be mailed to Shareholders with this Proxy Statement. Additionally, this Proxy Statement and the 2010 Annual Report are available at www.mercerint.com. Copies of our Form 10-K for the fiscal year ended December 31, 2010, may be obtained from Mercer International Inc. Attention: Shareholder Information, c/o Suite 2840, 650 West Georgia Street, Vancouver, British Columbia, V6B 4N8, Canada (tel: (604) 684-1099). This Proxy Statement and our Form 10-K are also available on the SEC’s website at www.sec.gov and on our website at www.mercerint.com.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jimmy S.H. Lee
Jimmy S.H. Lee
Chairman of the Board

Date: April 20, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Mercer International Inc.

You can view the 2010 Annual Report, including the Annual Report on Form 10-K, and the Proxy Statement at: www.mercerint.com

INTERNET
http://www.proxyvoting.com/merc
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼	FOLD AND DETACH HERE	▼

Please mark your votes as indicated in this example	☒
The Board of Directors recommends a vote “FOR” each of the following nominees.

	FOR the nominees	WITHHOLD
	listed below (except	AUTHORITY to vote
1. Election of Directors	as marked to the contrary below)	for the nominees listed below	*EXCEPTIONS
Nominees:
01 Jimmy S.H. Lee 02 Kenneth A. Shields 03 William D. McCartney 04 Guy W. Adams 05 Eric Lauritzen 06 Graeme A. Witts 07 Bernard Picchi 08 James Shepherd	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

The Board of Directors recommends a vote “FOR” Proposals 2 and 3.

	FOR	AGAINST	ABSTAIN

2. Ratification of the Selection of PricewaterhouseCoopers LLP as Independent Auditors	☐	☐	☐

3. Proposal to approve the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐

The Board of Directors recommends a vote for shareholder approval every year.

1 year	2 years	3 years	Abstain

4. Frequency of shareholder advisory vote on executive compensation. ☐	☐	☐	☐

5. In his discretion, the proxyholder is authorized to vote upon such other business as may properly come before the meeting.
This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR each of the director nominees listed in Proposal 1, FOR Proposal 2 , FOR Proposal 3 and for a frequency of annual future advisory votes on executive compensation and such other business as may properly come before the meeting.

Mark Here for Address Change or Comments SEE REVERSE	☐
Please sign exactly as name appears on your share certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature	Signature	Date

You can now access your Mercer International Inc. account online.
Access your Mercer International Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Mercer International Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
Visit us on the web at www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

▼	FOLD AND DETACH HERE	▼

PROXY
MERCER INTERNATIONAL INC.
Suite 2840, 650 West Georgia Street
Vancouver, British Columbia
Canada V6B 4N8
THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF MERCER INTERNATIONAL INC.
      The undersigned hereby appoints Jimmy S.H. Lee, or failing him David M. Gandossi, as proxy, with the power of substitution, to represent and to vote as designated below all the common shares of Mercer International Inc. held of record by the undersigned on April 13, 2011 at the Annual General Meeting of Shareholders to be held on June 1, 2011, or any adjournment, postponement or rescheduling thereof.
(Continued on reverse side)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments (Mark the corresponding box on the reverse side)	P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

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